PRELIMINARY PROXY STATEMENT - SUBJECT TO CHANGE

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A

                                 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[X] Preliminary proxy statement.
[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2)).
[ ] Definitive proxy statement.
[ ] Definitive additional materials.
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12.

                                VERITAS DGC INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)

Payment of filing fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)   Title of each class of securities to which transaction applies:

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   (2)   Aggregate number of securities to which transaction applies:

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   (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)   Proposed maximum aggregate value of transaction:

   -----------------------------------------------------------------------------
   (5)   Total fee paid:

   -----------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)   Amount Previously Paid:

   -----------------------------------------------------------------------------
   (2)   Form, Schedule or Registration Statement No.:

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   (3)   Filing Party:

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   (4)   Date Filed:

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




PRELIMINARY PROXY STATEMENT - SUBJECT TO CHANGE

                                 [VERITAS LOGO]

                                VERITAS DGC INC.
                              10300 TOWN PARK DRIVE
                              HOUSTON, TEXAS 77072

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD DECEMBER 2, 2003

                                   ----------

         We will hold the annual meeting of the holders of common stock of Veritas DGC Inc. and the holders of exchangeable shares and class A exchangeable shares series 1 of Veritas Energy Services Inc., a wholly-owned subsidiary of Veritas DGC (all such holders are collectively referred to in this Notice as "stockholders") at the offices of Veritas DGC, 10300 Town Park Drive, Houston, Texas 77072, on Tuesday, December 2, 2003, at 10:00 a.m., Houston time, for the following purposes:

         1) To elect a board of seven directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

         2) To consider an amendment to our Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance from 40,000,000 shares to 78,500,000 shares;

         3) To consider an amendment and restatement of the Company's 1997 Employee Stock Purchase Plan to, among other things, increase the number of shares authorized under the plan from 1,000,000 shares to 2,000,000 shares;

         4) To consent to a stock option exchange program under which certain outstanding employee options could be exchanged for new options to be issued no less than six months and one day later; and

         5) To transact any other business as may properly be presented at the meeting or any adjournment of the meeting.

         A record of stockholders has been taken as of the close of business on October 13, 2003 and only those stockholders of record on that date are entitled to notice of and to vote at the meeting. A stockholders' list will be available beginning November 20, 2003, and may be inspected during normal business hours before the annual meeting at the offices of Veritas DGC, 10300 Town Park Drive, Houston, Texas.

                                   By Order of the Board of Directors,


                                   Larry L. Worden
                                   Vice President, General Counsel and Secretary
Houston, Texas
October __, 2003



YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW ANY PREVIOUSLY SUBMITTED PROXY AND VOTE IN PERSON.

                                VERITAS DGC INC.
                              10300 TOWN PARK DRIVE
                              HOUSTON, TEXAS 77072

                                 PROXY STATEMENT

         We are furnishing this proxy statement in connection with the solicitation of proxies by our board of directors for use at our annual meeting of stockholders to be held December 2, 2003, and at any adjournment of the meeting. The meeting will be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

         As of October 13, 2003, the record date for determining the stockholders entitled to vote at the meeting, there were outstanding __________ shares of Veritas DGC common stock, par value $.01 per share, __________ Veritas Energy Services Inc. exchangeable shares and __________ Veritas Energy Services class A exchangeable shares series 1. In this proxy statement, all such shares are referred to collectively as "shares," and all holders of shares are referred to collectively as "stockholders." This proxy statement addresses you if you are a stockholder. All shares vote together as a single class and each share entitles its holder to one vote on each matter presented at the meeting. Holders of a majority of the outstanding shares must be present, in person or by proxy, to constitute a quorum for the transaction of business. Abstentions will be treated as present for purposes of determining whether a quorum is present.

         The proxy accompanying this proxy statement, when properly signed and returned, permits your shares to be voted by proxy on all matters that come before the meeting or any adjournment of the meeting. If you specify your choice on the proxy with respect to a matter being voted upon, your shares will be voted as you specify. IF YOU SIGN, DATE AND RETURN YOUR PROXY, THEN, UNLESS YOU SPECIFY OTHERWISE, YOUR SHARES WILL BE VOTED IN FAVOR OF OUR SEVEN NOMINEES TO THE BOARD OF DIRECTORS AND IN FAVOR OF EACH OF THE OTHER ITEMS SPECIFIED IN THE NOTICE OF ANNUAL MEETING.

         We are not aware of any business to be acted upon at the meeting other than what is set forth in the accompanying Notice of Annual Meeting. If, however, other matters are properly brought before the meeting, or any adjournment of the meeting, the persons appointed as proxies will have discretion to vote in the manner they determine to or to abstain from voting on any such matter according to their best judgment.

         You may revoke your proxy by (i) giving written notice to Larry L. Worden, Vice President, General Counsel and Secretary, Veritas DGC Inc., 10300 Town Park Drive, Houston, Texas 77072, (ii) signing and delivering a later dated proxy to Mr. Worden at any time before its exercise, or (iii) attending the meeting and voting in person. Our inspector of election, who is required to decide impartially any interpretive questions as to the conduct of the vote, will tabulate the votes at the meeting and certify the results.

         We will bear the cost of soliciting proxies in the accompanying form. In addition to solicitations by mail, our directors and employees may solicit proxies (without additional compensation) in person, by telephone, fax or electronic mail.

         This proxy statement and form of proxy is first being sent or given to stockholders on or about October __, 2003.

                              ELECTION OF DIRECTORS

         The stockholders will elect seven directors at the meeting. Each director elected will hold office until the next annual meeting of stockholders, until his successor is elected and qualified or until his earlier death, resignation or removal. By signing, dating and returning the accompanying proxy, you will grant your proxy to vote your shares as you direct. If you sign, date and return your proxy, then, unless you specify otherwise, your shares will be voted FOR election of our seven nominees to the board of directors. All nominees, except for Mr. Carroll, who was appointed as a director by the board in March 2003 have been previously elected directors by our stockholders. Each of the nominees was recommended by the nominating and corporate governance committee of our board of directors. If any nominee becomes unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the size of the board of directors may be reduced; however, we are not aware of any circumstances likely to render any nominee unavailable. Abstentions and broker non-votes will not be counted as a vote for or against any nominee, and will not affect the outcome of the election. Cumulative voting is not allowed.

         As previously announced, Mr. David B. Robson has notified our board of directors that he intends to step down as chief executive officer of Veritas DGC as soon as a successor can be located. Mr. Robson intends to remain as a director and as chairman of the board after a new chief executive officer is hired and takes office. After a new chief executive officer is hired, our board may expand the number of directors to eight and appoint the new chief executive officer to our board of directors. The seven nominees who receive a majority of the votes cast will be the duly elected directors of Veritas DGC.

         The board of directors recommends a vote "FOR" all seven of our nominees.

NOMINEES

         The names of the seven nominees and certain information concerning each of them is set forth below:

                                   PRINCIPAL POSITION                DIRECTOR
       NAME                         WITH VERITAS DGC          AGE      SINCE                  MEMBER OF
       ----------------------  ----------------------------  ------  ---------    ----------------------------------
       Loren K. Carroll        Director                        60       2003      Audit committee; compensation
                                                                                  committee

       Clayton P. Cormier      Director                        71       1991      Audit committee

       James R. Gibbs          Director                        59       1997      Audit committee; compensation;
                                                                                  nominating and corporate
                                                                                  governance committee

       Stephen J. Ludlow       Director, Vice Chairman         53       1994      Health, safety and environment
                                                                                  committee

       Brian F. MacNeill       Director                        64       1996      Compensation committee;
                                                                                  nominating and corporate
                                                                                  governance committee

       Jan Rask                Director                        48       1998      Audit committee; health, safety
                                                                                  and environment committee;
                                                                                  nominating and corporate
                                                                                  governance committee

       David B. Robson         Director, Chairman and          64       1996      Health, safety and environment
                               Chief Executive Officer                            committee

         LOREN K. CARROLL is currently president and chief executive officer of M-I LLC and is also executive vice president of Smith International, Inc. Mr. Carroll also serves as a director of Smith International Inc. and as a director of Fleetwood Enterprises, Inc. Mr. Carroll joined Smith International in December 1984 as vice president and chief financial officer. In January 1988 he was appointed executive vice president and chief financial officer of Smith International and served in that capacity until March 1989. Mr. Carroll then rejoined Smith International in 1992 as executive vice president and chief financial officer. Smith International holds a 60% interest in M-I LLC.

         CLAYTON P. CORMIER is currently a financial and insurance consultant. Prior to that, Mr. Cormier was a senior vice president in the oil and gas division of Johnson & Higgins, an insurance broker, from 1986 to 1991 and previously served as chairman of the board, president, and chief executive officer of Ancon Insurance Company, S.A. and as an assistant treasurer of Exxon Corp.

         JAMES R. GIBBS is chairman, president and chief executive officer of Frontier Oil Corporation, an oil refining and marketing company. He has been chairman since January 1999, chief executive officer since 1992 and president since 1987. He has been employed there for twenty-one years. Mr. Gibbs is a director of Frontier Oil Corporation, Smith International and Gundle/SLT Environmental, Inc. and is an advisory director of Frost Bank-Houston.

         STEPHEN J. LUDLOW became vice chairman of Veritas DGC in January 1999. From August 1996, upon consummation of the business combination between Veritas DGC (formerly Digicon Inc.) and Veritas Energy Services until January 1999, he was president and chief operating officer of Veritas DGC Inc. He has been employed by Veritas DGC for 31 years and served as president and chief executive officer of Veritas DGC from 1994 to 1996. Prior to 1994, he served as executive vice president of Veritas DGC for four years following eight years of service in a variety of management positions with increasing levels of responsibility, including several years of service as the executive responsible for operations in Europe, Africa and the Middle East.

         BRIAN F. MACNEILL is currently chairman of PetroCanada, an integrated oil and natural gas energy company and Dofasco Inc., a steel producer. Prior to his retirement on January 1, 2001, he was president and chief executive officer of Enbridge Inc., a crude oil and liquids transportation and natural gas distribution company, for more than five years. Mr. MacNeill is a director of PetroCanada, Dofasco Inc., TELUS Corporation, West Fraser Timber Co., Ltd., Sears Canada Inc., Toronto-Dominion Bank, Western Oil Sands, Inc., and Legacy Hotel Real Estate Investment Trust.

         JAN RASK is currently president and chief executive officer of TODCO, formerly known as R & B Falcon and has held that position since July 2002. From September 2001 to July 2002, he was the Managing Director-Acquisitions and Special Projects of Pride International, Inc. and from July 1996 to September 2001, Mr. Rask was president, chief executive officer and director of Marine Drilling Companies, Inc. Mr. Rask served as president and chief executive officer of Arethusa (Off-Shore) Limited from May 1993 until the acquisition of Arethusa (Off-shore) Limited by Diamond Offshore Drilling, Inc. in May 1996. Mr. Rask joined Arethusa (Off-shore) Limited's principal operating subsidiary in 1990 as its president and chief executive officer.

         DAVID B. ROBSON has been chairman and chief executive officer of Veritas DGC since consummation of the business combination between Veritas DGC and Veritas Energy Services in August 1996. Prior to that, he held similar positions with Veritas Energy Services or its predecessors since 1974. Mr. Robson is also a director of Pride International, Inc.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         During fiscal year 2003, the board of directors held 10 regularly and specially scheduled meetings. Committees of the board of directors held the following number of meetings: audit committee - 9 meetings; compensation committee - 4 meetings; nominating and corporate governance committee - 3 meetings; and health, safety and environment committee - 2 meetings. During fiscal year 2003, all directors attended at least 75% of the aggregate of the meetings of the board of directors and the committees on which they served.

COMMITTEES OF THE BOARD OF DIRECTORS

         Our board of directors has established the following standing committees:

         Compensation Committee. The compensation committee approves the compensation arrangements for officers of our company, including establishment of salaries and bonuses and other compensation. Additionally, the compensation committee approves and administers compensation plans in which officers and directors are eligible to participate, and approves awards of stock options and restricted stock. The compensation committee also reviews our succession plan and significant issues that relate to changes in benefit plans.

         Nominating and Corporate Governance Committee. The nominating and corporate governance committee identifies and recommends nominees for election to our board of directors at annual meetings and to fill vacancies on our board of directors, recommends nominees for appointment to our committees, annually reviews the structure and operation of each board committee, and annually reviews its charter. The nominating and corporate governance committee will consider nominees recommended by stockholders. With respect to procedures that must be followed in order for nominations from stockholders to be considered, see "Stockholder Proposals and Director Nominations." In accordance with its charter, the committee is developing a set of corporate governance guidelines to be considered by the board of directors.

         Health, Safety and Environmental Committee. The health, safety and environment committee assists the board of directors by overseeing our environmental and occupational health and safety policies and programs and monitoring related current and future environmental and occupational health and safety regulatory issues.

         Audit Committee. The audit committee assists the board of directors in ensuring that our accounting and reporting practices are in accordance with all applicable requirements. Specifically, the audit committee annually reviews and recommends to our board of directors the firm to be engaged to audit the accounts of our company and its subsidiaries. Additionally, the audit committee reviews with such independent accountant the plan and results of the auditing engagement, makes inquiries as to the adequacy of internal accounting controls, and considers the independence of our independent accountants. The committee also reviews the scope and scheduling of our internal audits and reviews the results of those audits.

         All members of the audit committee are independent, as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards and as that term is used in Schedule 14A under the Securities Exchange Act of 1934. Our board of directors has determined that each member of the audit committee is financially literate and that Mr. Cormier has the necessary accounting and financial expertise to serve as chairman. Our board of directors has designated each of Messrs Carroll, Cormier, Gibbs and Rask as "audit committee financial experts" following a determination that each met the criteria for such designation under the Securities and Exchange Commission Rules and Regulations.

         Our board of directors adopted a written charter for the audit committee which was most recently amended on September 23, 2003. A copy of the amended charter is attached to this proxy statement as Annex A.

         Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or in part, the preceding description of our audit committee and the audit committee report included below shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or incorporated by reference into any filing except to the extent is specifically incorporated by reference therein.

REPORT OF THE AUDIT COMMITTEE

         The audit committee has reviewed and discussed our audited financial statements for the year ended July 31, 2003 with management and PricewaterhouseCoopers LLP, our independent accountants, and has also discussed with our independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) with respect to those statements.

         The audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP its independence in connection with its audit of our most recent financial statements. The audit committee has reviewed the services provided by PricewaterhouseCoopers LLP and has determined that the services provided are compatible with the maintenance of PricewaterhouseCoopers LLP's independence.

         Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the most recent audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2003, filed with the Securities and Exchange Commission.

                                                 AUDIT COMMITTEE
                                                 Clayton P. Cormier, Chairman
                                                 Loren K. Carroll
                                                 James R. Gibbs
                                                 Jan Rask


DIRECTOR COMPENSATION

         Effective December 3, 2002, each of our directors who is not also an employee is paid an annual fee of $25,000 plus travel expenses, a fee of $1,500 for attendance at each regular or special board and committee meeting (other than telephonic meetings) and a fee of $750 for attendance at each telephonic board or committee meeting. Also effective December 3, 2002, the chairman of the audit committee is paid a fee of $10,000 annually in addition to the other fees paid to non-employee directors. Prior to December 3, 2002, each non-employee director was paid an annual fee of $15,000 plus travel expenses, a fee of $1,500 for attendance at each regular or special board of directors meeting (other than telephonic meetings), $750 for attendance at each telephonic board of directors meeting and $750 for attendance at each regular, special or telephonic committee meeting. Prior to December 3, 2002, the chairman of the audit committee received no additional fee for service as chairman. The increase in the annual fee for non-employee directors and the additional fee for the chairman of the audit committee were pro-rated for the period beginning December 3, 2002 and ending July 31, 2003.

         Under the company's Share Incentive Plan, non-employee directors are eligible to receive (1) nonqualified options, (2) share appreciation rights, (3) deferred share units, (4) restricted shares and (5) performance shares. The compensation committee determines the type of awards granted and the terms of each grant. It is our board's current policy to award to newly elected or appointed non-employee directors options to purchase 10,000 shares of our common stock at fair market value on the date of grant. The options granted to newly elected or appointed non-employee directors have a five-year term and become exercisable as follows: 2,500 options immediately upon the date of grant and an additional 2,500 options on each subsequent year on the anniversary of the date of grant. Each year after election or appointment, typically in March, each non-employee director is granted options to purchase 5,000 shares of our common stock at fair market value on the date of grant. These options vest immediately and have a five-year term.

         Commencing with annual director's fees paid in calendar year 2003, each of our non-employee directors may elect to receive deferred share units issued under our Share Incentive Plan in lieu of either 25, 50, 75 or 100 percent of his or her annual director's fee. Once vested, each share unit is convertible into one share of our common stock. A director who elects to receive deferred share units prior to the end of any calendar year is entitled to receive on January 1 of the following year that number of deferred share units with a fair market value, as defined in the plan, equal to the amount deferred. The share units then vest on the following dates: 25 percent on January 1 (the date of grant); and 25 percent on each of the following dates: April 1, July 1, and October 1. Vested share units automatically convert to shares of our common stock upon the director's retirement or other termination. Only Mr. MacNeill elected to receive share units in lieu of his annual director's fees. On January 1, 2003, he was issued in lieu of 100% his annual director's fee 3,165 share units based on a price of our common shares of $7.90 per share on December 31, 2002.

         APPROVAL OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION
                   TO INCREASE THE NUMBER OF AUTHORIZED SHARES


DESCRIPTION OF PROPOSED AMENDMENT

         On September 23, 2003, our board of directors adopted resolutions approving a proposed amendment to Article IV of our Restated Certificate of Incorporation (the "Certificate") to increase the number of shares of common stock that we are authorized to issue from 40,000,000 shares to 78,500,000 shares. Our board of directors determined that the amendment is advisable and directed that the amendment be considered at the 2003 annual meeting of stockholders.

         Accordingly, it is proposed to amend Article IV, Section 1, of our Certificate to read in its entirety as follows:

         "Section 1. The aggregate number of shares that the Corporation will have authority to issue is 79,500,000, of which 78,500,000 will be shares of common stock, par value $.01 per share ("Ordinary Shares"), and 1,000,000 will be shares of preferred stock, par value $.01 per share ("Preferred Stock")."

         If the proposed amendment is adopted by the required vote of stockholders, it will become effective upon its being filed with the Delaware Secretary of State.

PURPOSES AND EFFECTS OF THE AMENDMENT

         As of October 13, 2003, _____ shares of our common stock were outstanding; _____ shares were reserved for issuance upon exchange of the outstanding exchangeable shares of Veritas Energy Services and _____ shares were reserved for issuance under equity compensation plans. In addition, we are obligated to issue to the former owners of Fairweather Geophysical L.L.C, in which we acquired an interest in December 2000, shares having a fair market value of $500,000 if certain conditions are met on or before May 1, 2004. As a result, as of October 13, 2003, only _____ shares of common stock were available for issuance. Our board of directors believes that it is advisable and in our best interests to have available additional authorized but unissued shares of common stock in an amount adequate to provide for our future needs. The shares of common stock proposed for authorization under the amendment may be issued for any proper corporate purpose, including, without limitation: acquiring other businesses or technologies in exchange for shares of common stock; entering into joint venture arrangements with other companies in which common stock or the right to acquire common stock are part of the consideration; stock splits or stock dividends; raising capital through the sale of common stock; attracting and retaining valuable employees by the issuance of additional stock options or use of stock-based compensation plans. Our board of directors has no current plans or commitments to issue any of the additional common stock.

         The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. However, if the proposed amendment is approved, the additional shares will be available for issuance from time to time by us, in the discretion of our board of directors, without further authorization or vote of the stockholders unless such authorization is otherwise required by applicable law or regulation or the rules of any exchange on which the common stock is listed. An increase in the authorized number of shares of common stock could make more difficult, and thereby discourage, attempts to acquire control of the company, even though stockholders of the company may deem such an acquisition to be desirable. Issuance of shares of common stock could dilute the ownership interest and voting power of stockholders of the company who are seeking control of the company. Shares of common stock could be issued in a private placement to one or more persons or organizations sympathetic to management and opposed to any takeover bid, or under other circumstances that could make more difficult, and thereby discourage, attempts to acquire control of the company. To the extent that it impedes any such attempts, the proposed amendment may serve to perpetuate management.

         Holders of the common stock, including the additional shares proposed for authorization under the amendment, do not have preemptive rights, which means that current stockholders do not have a prior right to purchase any new issue of our capital stock to maintain their proportionate ownership. Thus, the issuance of additional shares of common stock might dilute, under certain circumstances, the ownership and voting rights of existing stockholders. Each of the additional authorized shares of common stock, if and when issued, will have the same rights and privileges as the currently authorized common stock.

VOTE REQUIRED

         By signing, dating and returning the accompanying proxy, you will grant your proxy to vote your shares as you direct. The persons named in the proxy intend to vote for adoption of the amendment unless otherwise instructed. The affirmative vote of the holders of a majority of our outstanding shares will be required to approve the amendment to our Certificate. Therefore, abstentions and broker non-votes will have the same legal effect as a vote against the amendment. Cumulative voting is not allowed.

RECOMMENDATION OF THE BOARD

         The board of directors recommends a vote "FOR" approval of the amendment.

                    APPROVAL OF AMENDMENT AND RESTATEMENT OF
                        OUR EMPLOYEE SHARE PURCHASE PLAN

         Veritas DGC's 1997 Employee Stock Purchase Plan (the "Share Purchase Plan" or "Plan") was adopted by our board of directors in September 1997 and approved by our stockholders in December 1997. A total of 500,000 shares were initially reserved for issuance under the Share Purchase Plan. In 2001, our board of directors and our stockholders approved an amendment to the Plan to increase the aggregate number of shares authorized for issuance under the Plan by 500,000, bringing the total number of shares authorized for issuance under the Share Purchase Plan to 1,000,000. The Plan provides, in general, that each participating employee is deemed to have been granted an option to purchase, on the first day of the fiscal quarter, as many whole and fractional shares as may be purchased with the payroll deductions credited to the participant's account during the quarter. As of October 13, 2003, approximately 153 employees, or 22% of our eligible U.S. employees, were participating in the Share Purchase Plan.

DESCRIPTION OF AMENDMENT AND RESTATEMENT

Effective January 1, 2003, we amended and restated our Share Purchase Plan, subject to approval by stockholders, to:

    o Allow the Plan's administrative committee discretion to determine which of our affiliates may participate in the Plan;

    o Clarify when employment is deemed terminated when an employee is on an authorized leave of absence;

    o Clarify the effect of termination of employment due to retirement or disability;

    o Specify that any income derived from the Plan is not part of an employee's regular compensation or salary;

    o   State that participation in the Plan is completely voluntary;

    o Change the name of the Plan to the Veritas DGC Inc. Employee Share Purchase Plan;

    o   Allow shares issued under the Plan to be represented by a book entry;

    o   Amend the definition of "fair market value;"

    o Require written consent of a spouse if a participant is married and designates a beneficiary other than the spouse.

         These changes were made to conform the Plan to current requirements of
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), allow those of our employees who work for certain of our foreign subsidiaries to participate in the Plan, and ease our administration of the Plan.

         In addition, on September 23, 2003, our board of directors approved a further amendment to increase the aggregate number of shares authorized for issuance under the Plan by 1,000,000 shares, bringing the total number of shares authorized for issuance under the Share Purchase Plan to 2,000,000. In accordance with the terms of the Plan, we are seeking stockholder approval of the amended and restated Plan.

         We consider the increase in shares necessary to meet our current needs. The Share Purchase Plan is an integral component of our benefits program that is intended to provide employees with an incentive to exert maximum effort for our success and to participate in that success through the acquisition of our common stock. As of September 30, 2003, a total of 899,791 shares had been issued under the terms of the Share Purchase Plan since inception. As of July 31, 2003, only 100,209 shares remained available to be issued under the Plan. Based on current participation and assuming a share price of $8.08 or more on October 31, 2003, we estimate that we will issue approximately 48,400 shares under the Share Purchase Plan for the period that began on August 1, 2003 and will end on October 31, 2003. Based on this estimate, less than 52,000 shares will be available to be issued under the Plan after October 31, 2003.

         A copy of the proposed amended and restated Share Purchase Plan is attached as Annex B to this proxy statement.

GENERAL DESCRIPTION OF THE PLAN

         All employees who have completed at least six consecutive months of continuous employment with Veritas DGC or any of its majority-owned subsidiaries may participate in the Plan. Subject to eligibility requirements, participation is voluntary. No employee is eligible to obtain an option to purchase shares under the Share Purchase Plan if, immediately after the grant of the option under the Plan, the employee would own shares, and/or hold outstanding options to purchase shares, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Veritas DGC or of any of its subsidiaries. In addition, no employee is eligible to obtain an option under the Plan that would permit him or her to purchase shares in any calendar year with a value in excess of $25,000 (determined at fair market value of the shares at the time the option is granted).

         Offering periods under the Plan are August 1 through October 31, November 1 through January 31, February 1 through April 30 and May 1 through July 31. The offering periods will continue until the Plan is terminated.

         The compensation committee of the board of directors administers the Share Purchase Plan.

         For each fiscal quarter, each participant is deemed to have been granted an option to purchase, on the first day of the fiscal quarter, as many whole and fractional shares as may be purchased with the payroll deductions credited to the participant's account during the quarter. The purchase price per share at which shares will be sold in an offering under the Share Purchase Plan is the lower of (i) 85% of the fair market value of a share on the first day of the fiscal quarter or (ii) 85% percent of the fair market value of a share on the last day of the fiscal quarter. Under the Share Purchase Plan, the fair market value of our shares on a given date is the closing price as of the immediately preceding business day as reported on the New York Stock Exchange.

         The purchase price of the shares is accumulated by payroll deductions over the offering period. The Share Purchase Plan provides that the aggregate of such payroll deductions during the offering period shall not exceed 15% of the participant's base pay. Base pay is defined as regular straight-time earnings or base salary, excluding bonuses and other types of extraordinary compensation. All payroll deductions made for a participant are credited to the participant's account under the Share Purchase Plan and are included with our general funds. Funds received upon sales of stock under the Share Purchase Plan are used for general corporate purposes.

         Option holders are protected against dilution in the event of a stock dividend, stock split, subdivision combination, recapitalization or similar event. If the company is not the surviving corporation in any merger or consolidation (or survives only as a subsidiary) or if the company is dissolved or liquidated, then unless the surviving corporation assumes or substitutes new options for all options then outstanding, the date of exercise for all options then outstanding will be accelerated to dates fixed by the board of directors prior to the effective date of such merger, consolidation, dissolution or liquidation.

         A participant may abandon his or her election to purchase shares under the Share Purchase Plan by signing and delivering to us a notice of withdrawal from the Share Purchase Plan at least 15 days prior to the end of the fiscal quarter. The participant may also withdraw all of the accumulated balance in his account being held to purchase shares.

         Termination of a participant's employment for any reason, other than retirement, death or disability, immediately terminates his or her participation in the Plan. In such event the payroll deductions credited to the participant's account will be returned without interest to such participant. If a participant's termination of employment is due to retirement on or after the age of 65, death, or disability, the participant or his or her estate may elect to either (i) withdraw that balance of the participant's account as of the termination date; or (ii) exercise the option to purchase shares on the last day of the fiscal quarter based upon the balance in the participant's account as of the termination date.

         Our board of directors may at any time amend or terminate the Share Purchase Plan, except that no such termination will affect options previously granted and no amendment will make any change in an option granted prior to such time that adversely affects the rights of any participant. Under the Share Purchase Plan, an amendment to increase the number of shares authorized for issuance or an amendment to the class of employees eligible to purchase stock under the Plan requires the approval of our stockholders. The Plan will terminate in October 2007, unless terminated earlier by our board of directors.

OPTIONS GRANTED

         During the last fiscal year ended July 31, 2003, options to purchase an aggregate of 296,740 shares were exercised by 141 participants at an average cost of $6.47 per share, including options to the named executive officers as follows: Mr. Robson - 0, Mr. Ludlow - 693, Mr. Wells - 0, Mr. Fitzgerald - 2,645, and Mr. Worden - 991; all current executive officers as a group - 4,329; and to all employees excluding current executive officers - 292,411 shares. For the offering period that began August 1, 2003 and will end on October 31, 2003, the only named executive officers who have elected to participate are Mr. Ludlow and Mr. Fitzgerald. The number of options granted to Mr. Ludlow and Mr. Fitzgerald is equal to that number of whole and fractional shares that may be purchased by the amount in each of their payroll deduction accounts on October 31, 2003 at the option price determined as described above. The remaining named executive officers, including Mr. Robson, Mr. Wells and Mr. Worden, and the other current executive officers have not elected to participate in the Plan and have not been granted options under the Plan during the current period. As described above, each employee determines his or her own level of participation in the Plan, subject to the limitations set forth in the Plan and the number of options granted is based upon the employee's selected withholding amount and the fair market value of shares of the company's common stock. As a result, the number of options to be granted in the future to executive officers is not determinable. Based upon the closing stock price of $7.98 on September 30, 2003 and the limitations in the Plan, no executive officer can receive options for more than 3,132 shares during any calendar year.

CERTAIN UNITED STATES FEDERAL INCOME TAX ASPECTS OF THE EMPLOYEE SHARE PURCHASE PLAN

         THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE SHARE PURCHASE PLAN BASED ON UNITED STATES FEDERAL INCOME TAX LAWS CURRENTLY IN EFFECT. THIS SUMMARY APPLIES TO THE SHARE PURCHASE PLAN AS NORMALLY OPERATED AND IS NOT INTENDED TO PROVIDE OR SUPPLEMENT TAX ADVICE TO ELIGIBLE EMPLOYEES. THE SUMMARY CONTAINS GENERAL STATEMENTS BASED ON CURRENT UNITED STATES FEDERAL INCOME TAX STATUTES, REGULATIONS AND CURRENTLY AVAILABLE INTERPRETATIONS THEREOF. THIS SUMMARY IS NOT INTENDED TO BE EXHAUSTIVE AND DOES NOT DESCRIBE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OR THE EFFECT, IF ANY, OF GIFT, ESTATE AND INHERITANCE TAXES. THE SHARE PURCHASE PLAN, AND THE RIGHT OF PARTICIPANTS TO MAKE PURCHASES THEREUNDER, IS INTENDED TO QUALIFY UNDER THE PROVISIONS OF SECTIONS 421 AND 423 OF THE CODE.

         A participant's payroll deductions to purchase common stock are made on an after-tax basis. There is no federal income tax liability to the participant when shares of common stock are purchased pursuant to the Share Purchase Plan. However, the participant may incur federal income tax liability upon disposition (including by way of gift) of the shares acquired under the Share Purchase Plan. The participant's U.S. federal income tax liability will depend on whether the disposition is a qualifying disposition or a disqualifying disposition as described below.

         If a qualifying disposition of the shares is made by the participant (i.e., a disposition that occurs more than two years after the first day of the option period in which the shares were purchased), or in the event of death (whenever occurring) while owning the shares, the participant will recognize in the year of disposition (or, if earlier, the year of the participant's death) ordinary income in an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition (or death) over the amount paid for the shares under the option or (2) 15% of the fair market value of the shares at the date of grant (the beginning of the option period). Upon the sale of the shares, any amount realized in excess of the ordinary income recognized by the participant will be taxed to the participant as a long-term capital gain. If the shares are sold at less than the purchase price under the option, then there will be no ordinary income. Instead, the participant will have a capital loss equal to the difference between the sales price and the purchase price paid under the option.

         If a disqualifying disposition of the shares is made (i.e., a disposition (other than by reason of death) within two years after the first day of the option period in which the shares were purchased), the participant generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the date of exercise over the purchase price paid for the shares under the option (even if no gain is realized on the sale or if a gratuitous transfer is made). Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

         We will be entitled to a deduction only if the participant makes a disqualifying disposition of any shares purchased under the Share Purchase Plan. In such case, we can deduct as a compensation expense the amount that is ordinary income to the participant provided that, among other things, (1) the amount meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Code, (2) any applicable reporting obligations are satisfied and (3) the one million dollar limitation of Section 162(m) of the Code is not exceeded.

VOTE REQUIRED

         By signing, dating and returning the accompanying proxy, you will grant your proxy to vote your shares as you direct. If you sign, date and return your proxy, then, unless you specify otherwise, your shares will be voted for the amendment and restatement of the Share Purchase Plan. The affirmative vote of a majority of the votes cast will be required to approve the amendment and restatement to the Share Purchase Plan. Abstentions and broker non-votes will not be counted as a vote for or against the approval of the amendment and restatement, and will not affect the outcome of the vote. Cumulative voting is not allowed.

RECOMMENDATION OF THE BOARD

         The board of directors recommends a vote "FOR" the amendment and restatement of the Share Purchase Plan.

               PROPOSAL TO PERMIT A STOCK OPTION EXCHANGE PROGRAM

         Our board of directors has determined that it is in the best interests of our stockholders to implement a stock option exchange program. This program will enhance long-term stockholder value by improving our ability to incent and retain our employees. Under this program, our employees will be given a one-time opportunity to exchange all of the eligible stock options they currently hold for a lesser number of options with a new exercise price equal to the fair market value of our common stock on the grant date of the new option, which grant date is expected to be in February 2005. Our five most highly compensated executive officers named in the Summary Compensation Table of this proxy statement and members of our board of directors will not be eligible to participate in this program.

         To enhance long-term stockholder value we must implement and maintain competitive employee compensation, incentive and retention programs. Stock options have been, and continue to be, a key part of our employee compensation, incentive and retention program. Stock options motivate and reward our employees' efforts toward the growth and success of our business. By granting stock options to talented employees, we align their interests with those of our stockholders, incent them to grow long-term stockholder value and encourage their long-term employment with us.

         As a result of the seismic industry slowdown over the past two years and the resulting decline in our stock price, a significant number of our employees hold stock options with exercise prices that greatly exceed the current market price of our common stock. Consequently, these options no longer provide the long-term incentive and retention objectives they were intended to provide.

         The proposed exchange program is intended to remedy this situation by providing employees a one-time opportunity to exchange eligible options for a lesser number of new options with a new exercise price equal to the closing price of our common stock on the date the new options are granted, which is expected to be in February 2005. To meet our need to provide incentive and retention for our employees while simultaneously protecting the interests of stockholders, we have structured the program to be a "value-for-value" exchange, meaning that employees who elect to participate must exchange a number of old options with a value that approximates or is greater than the value of the number of new options they receive in the exchange.

         To achieve the accounting treatment we desire for the program, we cannot commence the program until at least six months and one day have elapsed since our last option grant date to eligible employees. Because our next regular option grant to eligible employees will occur in January 2004, if the exchange program is approved by the stockholders, we expect to offer the exchange program to employees in July 2004. Employees will have 20 business days (or longer if we so determine) to elect to participate. The new options issued in exchange for the surrendered options will not be granted until at least six months and one day after the exchange offer period expires. Thus, we expect the new options to be granted in February of 2005.

         Under all foreseeable scenarios, the exchange program, if commenced, would reduce the number of outstanding options. For example, based upon the exchange ratios that would be used if our common stock was valued at $8.00 per share shortly before the exchange offer commenced and if all eligible employees participated in the program, we would have 568,880 fewer stock options outstanding after the exchange is completed and the new options are issued. The actual net reduction in options outstanding from this exchange program will depend on a variety of factors, including the level of participation in the exchange program and the final exchange ratios. The number of shares subject to the cancelled options, however, will be available for future grants of options or other awards under the Share Incentive Plan.

         On December 2, 2002, our stockholders approved the adoption of our Share Incentive Plan. Effective with the adoption of the Share Incentive Plan, no further options have been or may be made granted under previous stock option or restricted stock plans, including the 1992 Employee Non-Qualified Stock Option Plan and the 2001 Key Employee Non-Qualified Stock Option Plan. Options previously granted under either the 1992 plan or the 2001 plan continue to be governed by the terms of those plans and remain outstanding until they are exercised or terminated in accordance with the terms of the applicable plan. At any time an option issued under the 1992 plan or the 2001 plan terminates unexercised for any reason, the shares subject to those terminated options become eligible for issue under the Share Incentive Plan. All of the options eligible for exchange under the proposed program were issued either under the 1992 plan or the 2001 plan.

         Our Share Incentive Plan expressly prohibits, without stockholder approval, cancellation of any option with an exercise price that exceeds the fair market value of the shares. None of the options proposed for exchange was issued under the Share Incentive Plan; however, all of the new options proposed to be issued in exchange for previously granted options will be issued under the Share Incentive Plan. Our 1992 plan, under which most of the options proposed for exchange were granted, prohibits any decrease in the price of an existing option without stockholder approval. The 2001 plan contains no such limitation. Because the proposed program is structured as an exchange of options granted under the 1992 plan and the 2001 plan for a lesser number of options issued under the Share Incentive Plan, stockholder approval may not be required by either the Share Incentive Plan or the 1992 plan. However, in keeping with the intent of both plans, our board of directors has determined that we will not proceed with the exchange program unless stockholders approve it. On September 23, 2003, upon the recommendation of the compensation committee, the board of directors approved the exchange program, subject to stockholder approval. Accordingly, we are seeking stockholder approval to permit the one-time exchange program described herein.

DESCRIPTION OF THE EXCHANGE PROGRAM

         Eligible Employees. We expect to offer the exchange program to all of our employees who hold eligible stock options, other than our five highest paid executive officers named in this proxy statement and members of our board of directors. Our one remaining executive officer, Mr. Thielen, who held eligible options for 4,696 shares at August 31, 2003, will be permitted to participate in the exchange program. If implementation of the program is not feasible or practical in certain non-U.S. jurisdictions, we may exclude employees in these countries from the program. As of August 31, 2003, approximately 263 eligible employees worldwide held options that will be eligible for exchange through the program. Participation in the program is voluntary.

         To be eligible an employee must be employed by us on the last day of the exchange offer. If an eligible employee who surrenders options in the program is not employed by us on the date of grant of the replacement options, that employee will not receive any replacement options, except in the event of the employee's death in which case his or her estate will receive the replacement options he or she would have otherwise received.

         Options Eligible for Exchange. Outstanding options under our plans will be eligible for the exchange program if they meet the following criteria:

    o   held by an eligible employee;

    o   have an exercise price of $15.00 per share or higher; and

    o   are fully vested on the date of the exchange offer.

         Of the total of 3,103,468 options held by eligible employees as of August 31, 2003, options to acquire 747,816 shares met these specific criteria on August 31, 2003. Assuming that all employees holding these options remain employed by us in July 2004, when we expect to make the exchange offer, an additional 90,639 options to acquire shares will be vested, making a total of 838,455 options available for exchange at that time.

         Exchange Ratio. Under the proposed amendment authorizing the exchange program, a series of exchange ratios has been established such that, based on the valuation methodology described below, the value of the old options surrendered will be equal to or greater than the value of the new options granted. In all cases, an option holder will be required to surrender a greater number of existing stock options than the number of new stock options issued in this exchange.

         The exact number of outstanding options an employee must surrender in order to receive one new replacement option will be determined as described below based on the Black-Scholes option valuation model, which is a widely recognized and accepted method to determine the value of a stock option. The Black-Scholes valuation model takes into account a number of variables, including current stock price, stock volatility, risk-free rate of return, and the duration of the options being valued.

         In determining the exchange ratios, these Black-Scholes valuation factors, except for the current market price of Veritas DGC common stock, will be based on information available as of August 31, 2003. Because the exchange will not commence until July 2004, we have elected to have our valuation methodology take into account changes in our common stock price that occur between September 1, 2003 and the time at which the exchange offer is commenced. We have relied on Frederic W. Cook & Co., a nationally recognized independent compensation-consulting firm, in determining the appropriate option values and exchange ratios based on the Black-Scholes valuation methodology. Using this valuation methodology and the table below, we will determine the actual exchange ratios to be used in the exchange program based on the fair market value of our common stock shortly before the time the exchange offer is commenced. For this purpose, the fair market value of our common stock will be the average of the closing prices of the common stock over a period of 7 consecutive trading days ending no earlier than 30 days and no later than 14 days prior to the commencement of the exchange offer (the "Current Stock Price").

         We have set forth in the following table the exchange ratios that would be used for the exchange program based on hypothetical Current Stock Prices. The actual exchange ratios will be calculated using the actual Current Stock Price.

      EXCHANGE RATIOS BASED UPON SELECTED HYPOTHETICAL CURRENT STOCK PRICES


                                                             Hypothetical Current Price Per Share
                                   ------------------------------------------------------------------------------------------
              Option
Tier          Exercise Price         $5.00        $6.00       $7.00        $8.00         $9.00        $10.00        $11.00
----          --------------       ---------    ---------   ---------    ---------     ---------    ----------    ----------
1             $15.00 - $17.49      3.25 to 1    2.50 to 1   2.25 to 1    1.75 to 1     1.50 to 1    1.50 to 1     1.25 to 1

2             $17.50 - $19.99      9.50 to 1    6.25 to 1   4.50 to 1    3.50 to 1     2.75 to 1    2.50 to 1     2.00 to 1

3             $20.00 - $24.99      4.25 to 1    3.50 to 1   2.75 to 1    2.50 to 1     2.00 to 1    2.00 to 1     1.75 to 1

4             $25.00 - $29.99      4.50 to 1    3.50 to 1   3.00 to 1    2.50 to 1     2.25 to 1    2.00 to 1     2.00 to 1

5             $30.00 - $56.00      8.50 to 1    6.00 to 1   4.50 to 1    3.75 to 1     3.25 to 1    2.75 to 1     2.50 to 1


         If the actual Current Stock Price is below $5.00 per share, the exchange ratios will be increased appropriately using the same valuation methodology described above. Our board of directors has determined that the exchange program will be cancelled in its entirety if the Current Stock Price is greater than 11.00 per share. On October 13, 2003, our common stock last traded on the New York Stock Exchange for $_______ per share. Regardless of the final exchange ratios, to participate in the program, an employee must elect to voluntarily surrender all outstanding options with exercise prices above $15.00 per share.

         Because the decision whether to participate in the exchange program is voluntary, we are not able to predict who will participate or how many options employees will elect to exchange. Assuming all eligible options are tendered, the following table shows the impact of the exchange program on outstanding options.

   EFFECT OF EXCHANGE ON OUTSTANDING OPTIONS AT SELECTED CURRENT STOCK PRICES

                                               Current Stock Price Per Share
                     --------------------------------------------------------------------------------------
Options                $5.00       $6.00        $7.00        $8.00        $9.00       $10.00       $11.00
------------------- ----------  ----------   ----------   ----------  ----------   ----------    ----------
Options cancelled    (838,455)   (838,455)    (838,455)    (838,455)    (838,455)    (838,455)    (838,455)
New options issued    130,397     176,679      222,931      269,575      313,410      354,748      387,422
                    ---------    --------    ---------    ---------    ---------    ---------    ---------
Net reduction        (708,058)   (661,776)    (615,524)    (568,880)    (525,045)    (483,707)    (451,033)

         Surrendered options will be cancelled and the number of shares subject to surrendered options will be available for future option grants or other awards under the Share Incentive Plan.

         Grant of New Options. We currently expect that the new options will be issued on the first business day that is at least six months and one day after the cancellation of the surrendered options. All new options will be granted under our Share Incentive Plan. All new options granted under the exchange program will be non-qualified stock options for U.S. federal income tax purposes. The new options will have the following terms and conditions unless otherwise required or deemed advisable under local laws outside the United
States:

    o Exercise Price. All new options will be granted with an exercise price equal to the last reported price for one share traded on the NYSE on the business day immediately preceding the date of grant, which is expected to be in February 2005.

    o Vesting. The new options will vest 100% on the six-month anniversary of the date of grant.

    o Term. Each new option will have a term of five years from the date of grant.

    o Other Terms and Conditions. All other terms and conditions of the new options will be consistent with the terms of the Share Incentive Plan.

         The shares of common stock for which the new options will be exercisable have been registered with the Securities and Exchange Commission.

         Implementation of the Stock Option Exchange Program. On September 23, 2003, upon the recommendation of the compensation committee, our board of directors approved the exchange program, subject to stockholder approval. As described above, the program is expected to commence in July 2004. If the stockholders approve the amendment, then we expect that beginning in July 2004, eligible employees will be offered the opportunity to participate in the exchange program under an Offer of Exchange filed with the Securities and Exchange Commission and distributed to all eligible employees. Employees will have an election period of at least 20 business days to accept the offer to receive new options in exchange for the surrender of all of their existing eligible options. Replacement options will be granted on the first business day that is at least six months and one day after the cancellation of the old options, which we expect to occur in February 2005. If circumstances change prior to the implementation of the stock option exchange program, our board of directors will have the authority, in its discretion, to terminate or postpone the exchange program for up to six months.

         Accounting Treatment. We have structured the program to comply with existing U.S. Financial Accounting Standards Board guidelines so that we will avoid any variable accounting compensation charges against our earnings. In other words, we expect to receive the same accounting treatment for the new options as we receive for the currently outstanding options that are surrendered in the exchange. We are aware that accounting standards in this area may change prior to the commencement of the exchange program or the issuance of the new options. Accordingly, we may not realize the intended accounting treatment or we may modify the program as necessary to ensure the same accounting treatment or terminate the offer if the desired accounting treatment cannot be obtained.

         Income Tax Consequences. The exchange is intended to be treated as a non-taxable exchange for U.S. federal income tax purposes. Therefore, participating employees are not expected to recognize any income for U.S. federal income tax purposes upon the grant of the new options. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences described above.

         Effect on Stockholders. We are not able to predict with certainty the precise impact the exchange program will have on our stockholders, because we are unable to predict how many eligible employees will exchange their options or what the future market price of our common stock will be. Some effects of the exchange are predictable. The lower strike price of the new options makes their exercise more likely, increasing the probability of stockholder dilution.

SUMMARY DESCRIPTION OF THE SHARE INCENTIVE PLAN

         The following overall description of certain features of the Share Incentive Plan is qualified in its entirety by reference to the Share Incentive Plan. Capitalized terms not otherwise defined have the meaning ascribed to them in the Share Incentive Plan. We have not included a description of the other option plans because no additional options will be granted under those plans.

         The Share Incentive Plan provides that the following types of awards may be granted: (1) nonqualified options to purchase our common stock, (2) incentive stock options to purchase our common stock, (3) share appreciation rights ("SARs"), (4) deferred share units, (5) restricted shares and (6) performance shares. Awards may be a combination of one or more of these types.

         Subject to certain adjustment provisions in the Share Incentive Plan, the committee may grant as awards an aggregate maximum of the sum of the following numbers of shares to eligible persons during the Share Incentive Plan term: (i) 1,200,000 (no more than 300,000 of which may be granted in a form other than options), (ii) 1,146,156 shares, representing the number of shares available for issuance under the Veritas DGC Inc. Restricted Stock Agreements, Veritas DGC Inc. Restricted Stock Plan, Veritas DGC Inc. 2001 Key Employee Restricted Stock Plan, Veritas DGC Inc. 1992 Employee Nonqualified Stock Option Plan, Veritas DGC Inc. 1992 Non-Employee Director Stock Option Plan and Veritas DGC Inc. 2001 Key Employee Nonqualified Stock Option Plan (collectively, "Existing Stock Plans") which were not the subject of an option or restricted stock award granted under one of the Existing Stock Plans as of the date our stockholders approved the Share Incentive Plan; and (iii) the number of shares subject to unexercised options or unvested restricted stock awards granted under the Existing Stock Plans prior to the date the Share Incentive Plan was approved by our stockholders that expire or are cancelled, terminated or forfeited after the date our stockholders approved the Share Incentive Plan. Of those dedicated shares, the maximum number of shares with respect to which options characterized by us as incentive stock options may be granted under the Share Incentive Plan is 2,000,000; the maximum number with respect to which options and SARs may be granted to any person under the Share Incentive Plan during any three consecutive calendar years is 500,000; and the maximum number with respect to which performance shares may be granted to any person under the Share Incentive Plan during any three consecutive calendar years cannot exceed 250,000. Should an outstanding award granted under the Share Incentive Plan expire, terminate, be settled in cash in lieu of shares or be surrendered for any reason, the shares allocated to any unexercised portion of that award may again be subject to award under the Share Incentive Plan. If the exercise price of an option is paid in shares or if shares are withheld from payment of an award to satisfy tax obligations with respect to the award, such shares also will not count against any of the above limits.

         Administration. A committee of at least two persons who are members of and appointed by the compensation committee of our board of directors or to the extent it chooses to operate as the committee, the compensation committee of our board of directors will administer the Share Incentive Plan. The committee designates the persons to be granted awards and the types and amount of awards to be granted and has authority to interpret the Share Incentive Plan, adopt, alter and repeal administrative regulations, accelerate the time at which awards may be exercised or will vest, and determine and amend the terms of the awards. No award will be granted after July 31, 2012.

         Eligibility. The committee may make awards under the Share Incentive Plan to persons, including our officers, directors, employees, consultants and advisors who have substantial responsibility for the management and growth of Veritas DGC or any of its affiliates. The Share Incentive Plan provides that options intended to qualify as incentive stock options may only be granted to key employees of Veritas DGC or its parent or subsidiary corporations. The committee, in its sole discretion, will select the persons eligible to participate in the Share Incentive Plan. The approximate number of individuals who are eligible to participate in the Share Incentive Plan is 300.

         Stock Options. The Share Incentive Plan provides that the committee is authorized to grant incentive and nonqualified options to purchase shares subject to such terms and conditions as the committee may determine in its sole discretion. The price for which shares may be purchased shall not be less than the fair market value of the shares on the date the option is granted; provided, however, that the price for which shares may be purchased shall not be less than 110% of the fair market value of the shares on the date an option characterized as an incentive stock option is granted if such option is granted to a person who, at the time of the grant, owns (or is deemed to own under section 424(d) of the Code) shares of outstanding stock possessing more than 10% of the total combined voting power of all classes of stock of Veritas DGC or of Veritas DGC's parent, if any, or subsidiary corporations (a "10% Owner").

         Unless the option agreement specifies a shorter term, an option expires on the tenth anniversary of the date the option is granted (fifth anniversary of the date an option characterized as an incentive stock option is granted to a 10% Owner). Unless the option agreement specifies otherwise, an option shall not continue to vest after the termination of the option holder's employment or affiliation relationship with Veritas DGC and its affiliates for any reason other than death, disability or retirement. The Share Incentive Plan gives the committee discretion to accelerate the vesting of an option on a case-by-case basis at any time.

         An option may be exercised at the time, in the manner, and subject to the conditions the committee specifies in the option agreement in its sole discretion. Payment of the exercise price of an option may be made in such manner as the committee may provide, including cash, delivery of shares already held for at least six months, or a broker-assisted cashless exercise. No option holder will have any rights as a stockholder with respect to Veritas DGC shares covered by an option.

         SAR's. The committee shall specify in a SAR award agreement the term of a SAR as well as vesting and termination provisions. Upon the exercise of a SAR, the award holder is entitled to receive, for each share with respect to which a SAR is exercised, an amount (the "appreciation") equal to the excess of the fair market value of a share on the exercise date over the grant price of the SAR which exercise price may not be less than the fair market value of a share on the date of the grant of the SAR and in no event less than the par value of one share. The committee, in its sole discretion and subject to applicable law, determines the form in which to pay the appreciation - solely in cash, solely in shares (valued at fair market value on the date of the exercise of the SAR) or partly in cash and partly in shares. Only the actual number of shares delivered pursuant to the exercise of SARs will be charged against the aggregate maximum number of shares available for awards under the Share Incentive Plan. However, the number of shares subject to the SAR shall be reduced by the number of underlying shares as to which the exercise related unless the SAR Agreement provides otherwise. The Share Incentive Plan gives the committee discretion to accelerate the vesting of an SAR on a case-by-case basis at any time.

         Deferred Share Units. The committee is authorized to award deferred share units subject to such terms and conditions as the committee may determine in its sole discretion. The committee shall maintain a bookkeeping ledger account that reflects the number of deferred share units credited under the Share Incentive Plan for the benefit of a holder. Deferred share units shall be similar to restricted shares (described below) except that no shares are actually transferred to the recipient until a later date specified in the recipient's award agreement. Each deferred share unit shall have a value equal to the fair market value of a share on the date the share is actually transferred to the recipient. The Share Incentive Plan gives the committee discretion to credit the holder's bookkeeping account with dividend units with respect to dividends declared on shares, subject to the same vesting and payout restrictions as applicable to the holder's deferred share units, and to accelerate the vesting of deferred share units on a case-by-case basis at any time.

         Restricted Stock Awards. The committee is authorized to award restricted shares subject to such terms and conditions as the committee may determine in its sole discretion. The committee has authority to determine the number of restricted shares to be awarded, the price, if any, to be paid by the recipient of the restricted shares, the date or dates on which the restricted shares will vest, and the transferability restrictions on a holder's rights with respect to restricted shares. The Share Incentive Plan gives the committee discretion to accelerate the vesting of restricted shares on a case-by-case basis at any time.

         Subject to the terms and conditions of the Share Incentive Plan, holders of restricted shares shall have all the rights of a stockholder including, without limitation, the right to vote such shares if holders of unrestricted shares of the same class have the right to vote during any period in which such shares are subject to forfeiture and restrictions on transfer. Dividends paid with respect to restricted shares in Veritas DGC shares or rights to acquire shares will be added to and become a part of the restricted shares; dividends paid in other property or in cash will be paid to the holder currently.

         Performance Share Awards. The committee is authorized to award performance shares, which are subject to the attainment of one or more performance goals, to eligible persons selected by it. A performance share consists of a grant of shares upon or subject to the attainment of one or more objective performance goals. A performance share will be paid, vested or otherwise deliverable solely upon the attainment of one or more pre-established objective performance goals established by the committee. The committee must establish objective goals within the first 90 days of the performance period or within the first 25% of the performance period, whichever is earlier, and in any event, while the outcome is substantially uncertain. A performance goal is objective if a third party having knowledge of the relevant facts could determine whether the goal has been met. A performance goal may be based upon one or more business criteria that apply to the individual, one or more of business units of Veritas DGC or Veritas DGC as a whole. In interpreting Share Incentive Plan provisions applicable to performance and performance share awards, it is intended that the Share Incentive Plan will conform with the standards of section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(2)(i), and the committee in establishing such goals and interpreting the Share Incentive Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of performance goals, the committee must certify in writing that applicable performance goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the committee shall determine the terms, conditions and limitations applicable to any performance share awards made pursuant to the Share Incentive Plan.

         Subject to the terms and conditions of the Share Incentive Plan, holders of performance shares shall not have the rights of a stockholder until such shares have been earned and distributed.

         Transferability. Except as specified in the applicable award agreement or in a domestic relations court order, an award may not be transferred other than by will or under the laws of descent and distribution. During the recipient's lifetime, only the recipient may exercise any award under the Share Incentive Plan.

         Other Provisions. As a general matter, upon the occurrence of a change of control as defined in the Share Incentive Plan all outstanding share options, SARs, deferred share units, restricted shares and performance shares will become fully exercisable and vested.

         Without the prior approval of stockholders, the committee may not cancel any option that has an exercise price on the date of cancellation that exceeds the fair market value of the shares that may be purchased under the option.

         The Share Incentive Plan permits employees to satisfy all or a portion of their federal, state, local, foreign or other tax liabilities with respect to awards under the Share Incentive Plan by delivering previously-owned shares (that have been owned by the holder for at least six months) or by having Veritas DGC withhold from the shares otherwise deliverable to such holder shares having a value not to exceed the required employer's minimum statutory withholding tax obligations.

         As a general matter, upon the occurrence of a "change of control," as defined in the Share Incentive Plan, all outstanding share options, SARs, deferred units, restricted shares and performance shares will become fully vested and exercisable.

         In the event of specified changes in Veritas DGC's capital structure, the committee has the power to adjust the number and kind of shares authorized by the Share Incentive Plan (including any limitation on individual awards), and the number, option price and kinds of shares covered by outstanding awards.

         The committee may amend or terminate the Share Incentive Plan at any time in its sole discretion, provided that no amendment may change the aggregate number of shares that may be issued or the class of employees eligible to receive incentive stock options under the Plan without prior stockholder approval.

         Notwithstanding any provision of the Share Incentive Plan to the contrary, the committee, in its sole discretion, may take the action necessary to ensure that the Share Incentive Plan complies with the laws of other countries in which Veritas DGC or its affiliates operate or have employees. Such action may be taken either before or after an award is made, and may include, without limitation, determining plan coverage and eligibility, amending the Share Incentive Plan or the terms of any award, establishing subplans and modifying exercise or other procedures.

OPTIONS GRANTED

         SHARE INCENTIVE PLAN

         During the last fiscal year ended July 31, 2003, we granted options under the Share Incentive Plan on March 3 and March 28, 2003. On March 3, 2003, we granted options to purchase an aggregate of 904,000 shares to 90 participants at an exercise price of $7.95 per share, including options granted to our directors and named executive officers as follows: Mr. Carroll - 0, Mr. Cormier
- 5,000, Mr. Gibbs - 5,000, Mr. MacNeill - 5,000, Mr. Rask - 5,000, Mr. Robson -
79,100, Mr. Ludlow - 24,700, Mr. Wells - 24,700, Mr. Fitzgerald - 24,700, and
Mr. Worden - 12,400, all directors and current executive officers as a group - 193,600, and to all participants excluding directors and executive officers - 710,400. On March 28, 2003, we granted options to Mr. Carroll to purchase 10,000 shares at an exercise price of $7.11 per share. Each option granted expires five years from the date of grant. Each grant is exercisable as follows: 25% of the options are immediately exercisable on the date of grant and an additional 25% becomes exercisable on each succeeding anniversary of the date of grant until all are exercisable on the third anniversary of the date of grant. None of the options granted under the Share Incentive Plan in the last fiscal year would be eligible for exchange under the exchange program. No additional grants have been made under the Share Incentive Plan between August 1, 2003 and October 13, 2003.

         1992 EMPLOYEE NON-QUALIFIED STOCK OPTION PLAN

         During the last fiscal year ended July 31, 2003, we granted options under the 1992 plan to purchase an aggregate of 347,582 shares to 12 participants at an exercise price of $10.96 per share, including options granted to the named executive officers as follows: Mr. Robson - 94,662, Mr. Ludlow - 36,271, Mr. Wells - 35,584, Mr. Fitzgerald - 30,794, and Mr. Worden - 17,336,
all current executive officers as a group - 214,647, and to all participants excluding executive officers - 562,229. Each grant was made on August 6, 2002, and is exercisable as follows: 25% of the options are immediately exercisable on the date of grant and an additional 25% becomes exercisable on each succeeding anniversary of the date of grant until all are exercisable on the third anniversary of the date of grant. None of the options granted under the 1992 plan in the last fiscal year would be eligible for exchange under the exchange program.

         Since the adoption of the Share Incentive Plan on December 3, 2002, no further grants were made under the 1992 plan and none can be made in the future.

         2001 KEY EMPLOYEE NON-QUALIFIED STOCK OPTION PLAN

         During the last fiscal year ended July 31, 2003, we granted options under the 2001 plan to purchase an aggregate of 1,423,995 shares to 226 participants at an exercise price of $10.96 per share, including options granted to the named executive officers - 0, granted to current executive officers as a group - 9,580 (granted to Mr. Thielen), and to all participants excluding executive officers - 1,433,575. Each grant was made on August 6, 2002, and is exercisable as follows: 25% of the options are immediately exercisable on the date of grant and an additional 25% becomes exercisable on each succeeding anniversary of the date of grant until all are exercisable on the third anniversary of the date of grant. None of the options granted under the 2001 plan in the last fiscal year would be eligible for exchange under the exchange program.

         Since the adoption of the Share Incentive Plan on December 3, 2002, no further grants were made under the 2001 plan and none can be made in the future.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX ASPECTS OF THE SHARE INCENTIVE PLAN

         THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE SHARE INCENTIVE PLAN BASED ON UNITED STATES FEDERAL INCOME TAX LAWS CURRENTLY IN EFFECT. THIS SUMMARY APPLIES TO THE SHARE INCENTIVE PLAN AS NORMALLY OPERATED AND IS NOT INTENDED TO PROVIDE OR SUPPLEMENT TAX ADVICE TO EMPLOYEES WHO PARTICIPATE. THE SUMMARY CONTAINS GENERAL STATEMENTS BASED ON CURRENT UNITED STATES FEDERAL INCOME TAX STATUTES, REGULATIONS AND CURRENTLY AVAILABLE INTERPRETATIONS THEREOF. THIS SUMMARY IS NOT INTENDED TO BE EXHAUSTIVE AND DOES NOT DESCRIBE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OR THE EFFECT, IF ANY, OF GIFT, ESTATE AND INHERITANCE TAXES.

         Nonqualified Stock Options. The grant of nonqualified stock options under the Share Incentive Plan will not result in the recognition of any U.S. federal taxable income by the option holder. The option holder will recognize ordinary income on the date of exercise of the nonqualified stock option equal to the difference between (1) the fair market value on the date of exercise and
(2) the exercise price. The tax basis of our shares for the purpose of a subsequent sale includes the option price paid and the ordinary income reported on exercise of the nonqualified stock option. To the extent it is subject to federal income taxation, we or one of our subsidiaries will be entitled to a deduction in the amount reportable as income by the option holder on the exercise of a nonqualified stock option.

         Incentive Stock Options. We believe that certain options granted under the Share Incentive Plan may qualify as "incentive stock options" within the meaning of section 422(d) of the Code. The grant of options under the Share Incentive Plan that are characterized as incentive stock options will not result in the recognition of any United States federal taxable income by the option holder. To the extent that an option granted under the Share Incentive Plan qualifies as an incentive stock option under section 422(d) of the Code, generally, the exercise of such option will also not result in the recognition of any U.S. federal income tax, but the difference between the exercise price and the fair market value of our shares at the time of exercise is an item of tax preference which may require payment of an alternative minimum tax. On the sale of our shares acquired through exercise of an option granted under the Share Incentive Plan that qualifies as an incentive stock option under section 422(d) of the Code (assuming such sale does not occur within two years of the date of grant of the option or within one year from the date of exercise), any gain (or loss) will be taxed as long term capital gain (or loss) and we will not be entitled to any deduction in connection with the sale (or the grant or exercise of the option). However, if a holder sells our shares acquired upon exercise of such an option before the later of (i) two years from the date of grant and (ii) one year from the date of exercise, the holder will be treated as having received, at the time of sale, compensation taxable as ordinary income, and we will be entitled to a corresponding deduction, subject to the compensation deduction limitation (described below). The amount treated as compensation income in the excess of the fair market value of our shares at the time of exercise over the exercise price, and any amount realized in excess of the fair market value of our shares at the time of exercise would be treated as long or short term capital gain, depending on how long such shares were held.

         Share Appreciation Rights. The grant of SARs under the Share Incentive Plan will not result in the recognition of any taxable income by the recipient. The recipient will recognize ordinary income in the year of exercise in an amount equal to the amount of appreciation paid to him upon the exercise of a SAR. Upon the exercise of a SAR, we or one of our subsidiaries will be entitled to a deduction in the amount equal to the income recognized by the recipient.

         Restricted Shares. A recipient of restricted shares under the Share Incentive Plan will not recognize taxable income at the time of grant, and neither we nor any of our subsidiaries will be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. Upon the expiration of the forfeiture restrictions, the recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We or one of our subsidiaries will be entitled to a corresponding deduction. Dividends paid during the period that the forfeiture restrictions apply will also be treated as compensation income to the recipient and deductible as such by us or one of our subsidiaries.

         However, a recipient of restricted shares may elect, pursuant to the terms of the grant agreement, to be taxed at the time of grant of the restricted shares based on the fair market value of the shares on the date of the grant. If this election is made, (1) we or one of our subsidiaries will be entitled to a deduction at the time of grant of the restricted shares based on the fair market value of the shares on the date of the grant, (2) dividends paid during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by us or any of our subsidiaries, and (3) there will be no further federal income tax consequences when the forfeiture restrictions lapse.

         Deferred Share Units. The grant of deferred share units under the Share Incentive Plan will not result in the recognition of any taxable income by the recipient. At the time deferred share units are settled in our shares, the recipient will recognize ordinary income, and we or one of our subsidiaries will be entitled to a corresponding deduction. Generally, the measure of the income and deduction will be the fair market value of our shares at the time the deferred share units are settled.

         Performance Shares. The recipient of performance shares will recognize ordinary income and we or one of its subsidiaries will be entitled to a corresponding deduction when the shares are earned and distributed.

         Compensation Deduction Limitation. Under section 162(m) of the Code, our federal income tax deductions for certain compensation paid to designated executives is limited to $1 million per year. These executives include our chief executive officer and our next four highest compensated officers. Section 162(m) of the Code provides an exception to this deduction for certain "performance based" compensation approved by a committee consisting solely of at least two "outside directors". We believe that options to purchase our shares, SARs and performance shares granted under the Share Incentive Plan should qualify as performance based compensation for purposes of section 162(m) of the Code.

VOTE REQUIRED

         By signing, dating and returning the accompanying proxy, you will grant your proxy to vote your shares as you direct. If you sign, date and return your proxy, then, unless you specify otherwise, your shares will be voted to permit the option exchange program. The affirmative vote of a majority of the votes cast will be required to grant the consent. Abstentions and broker non-votes will not be counted as a vote for or against the approval of the amendment, and will not affect the outcome of the vote. Cumulative voting is not allowed.

RECOMMENDATION OF THE BOARD

         The board of directors recommends a vote "FOR" consent to the stock option exchange program.

                                   MANAGEMENT

EXECUTIVE OFFICERS

         Except as described under the heading "Employment Agreements" below, our executive officers serve at the pleasure of our board of directors and are subject to annual appointment by our board of directors at its first meeting following each annual meeting of stockholders. In addition to Messrs. Robson and Ludlow, who are listed under "Election of Directors -- Nominees" with their biographical information, our executive officers include the following individuals:

         TIMOTHY L. WELLS, age 50, was appointed president and chief operating officer of Veritas DGC in January 1999. He has been employed by Veritas DGC for eighteen years, having served as president of Veritas DGC's Asia Pacific division, regional manager of North and South American processing, manager of research and programming and in various other capacities in North and South America.

         MATTHEW D. FITZGERALD, age 44, was appointed executive vice president, chief financial officer and treasurer of Veritas DGC in March 2001. Prior to his appointment, Mr. Fitzgerald was employed by BJ Services Company, an oilfield services company, from 1989 to 2001, where he served as vice president and controller from 1998 to 2001 and as controller from 1989 to 1998. Mr. Fitzgerald was also a senior manager with the accounting firm of Ernst & Whinney.

         VINCENT M. THIELEN, age 43, was appointed vice president, corporate controller of Veritas DGC in September 2003. Prior to his appointment, he had been employed by Veritas DGC for 4 years as corporate controller. Prior to that time, he served for eighteen years in various technical, operational and financial roles at Baker-Hughes Incorporated.

         LARRY L. WORDEN, age 51, was appointed vice president, general counsel and secretary of Veritas DGC in December 1998. For ten years prior to that time, Mr. Worden served as vice president, general counsel and secretary of King Ranch, Inc., a privately held Texas corporation. Prior to his employment with King Ranch, Inc. he served as division counsel at National Gypsum Company and practiced law at two private law firms.

EMPLOYMENT AGREEMENTS

         We have entered into employment agreements with each of Messrs. Robson, Ludlow, Wells, Fitzgerald, Thielen and Worden.

         Our agreement with Mr. Robson continues until December 7, 2004, unless earlier terminated by prior written notice of either party. Under his agreement, Mr. Robson is entitled to receive a minimum salary of $450,000 per annum as chairman and chief executive officer. In light of Mr. Robson's decision to step down as chief executive officer, we have agreed that once a new chief executive officer is appointed, Mr. Robson will remain chairman of the board and will receive a fee of $250,000 for the period beginning on the date of such appointment and ending on December 7, 2004, paid over that period. If Mr. Robson's employment as chairman is terminated prior to December 7, 2004, by either party, we will pay him the remaining unpaid balance of the $250,000 fee. In addition, we have agreed to allow Mr. Robson and his spouse to purchase health insurance coverage under our group health insurance for the remainder of each of their lives and have agreed that stock options awarded to Mr. Robson will be continued for the term originally granted regardless of his retirement.

         Our agreements with Messrs. Ludlow, Wells, Fitzgerald, Thielen and Worden continue until the employee reaches age 65 unless the agreement is earlier terminated by prior written notice of either party. As of July 31, 2003, the executive officers are entitled to minimum annual salaries under their employment agreements as follows: Mr. Ludlow - $265,021; Mr. Wells - $260,000; Mr. Fitzgerald - $225,000; Mr. Thielen -- $159,600 and Mr. Worden - $200,000. In the event of a termination without cause (other than in connection with a change of control of Veritas DGC), each executive officer is entitled to payment under his employment agreement equal to one or more years of annual base salary as follows: Messrs. Ludlow, Wells and Fitzgerald - two years; and Messrs. Thielen and Worden - one year. Payment of these amounts will be made over the specified period unless we exercise our option to pay them in a lump sum. Within thirty days after a change in control of Veritas DGC, each executive officer is entitled to a lump sum payment under his employment agreement equal to the following number times the sum of his annual base salary and annual bonus: Messrs. Ludlow, Wells and Fitzgerald - three; and Messrs. Thielen and Worden - two.

EXECUTIVE COMPENSATION

         The following table reflects all forms of compensation for services to us for the three years ended July 31, 2003, 2002 and 2001 of those individuals who (i) served as our chief executive officer during fiscal 2003, or (ii) were among our four most highly compensated executive officers at July 31, 2003, other than the chief executive officer.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                     ANNUAL COMPENSATION                         AWARDS
                                         --------------------------------------------   -------------------------
                                                                                                      SECURITIES
  NAME AND PRINCIPAL             FISCAL                                 OTHER ANNUAL     RESTRICTED   UNDERLYING       ALL OTHER
       POSITION                   YEAR      SALARY        BONUS (1)     COMPENSATION    STOCK AWARDS  OPTIONS (2)   COMPENSATION (3)
-----------------------          ------  ------------   ------------    -------------   ------------  -----------   ----------------

David B. Robson (4) .........     2003   $    450,000   $     41,025             --            --        173,762(5)             --
  Chairman and Chief              2002        415,000        298,369             --            --             --                --
  Executive Officer               2001        399,134        300,216             --            --         30,130                --

Stephen J. Ludlow ...........     2003   $    265,021   $     20,246   $         --            --         60,971(5)   $         --
  Vice Chairman                   2002        265,021         90,100          3,000(6)         --             --             4,000
                                  2001        265,021        182,320             --            --         11,555             3,355

Timothy L. Wells ............     2003   $    276,154   $     19,110   $         --            --         60,284(5)   $      8,241
  President and Chief             2002        260,000         88,400         11,586(6)         --             --             4,000
  Operating Officer               2001        248,077        170,853             --            --         11,337             3,058

Matthew D. Fitzgerald (7) ...     2003   $    241,154   $     18,463             --            --         55,494(5)   $      6,183
  Executive Vice                  2002        225,000         76,500             --            --             --               711
  President, Chief                2001         87,404         70,000             --      $589,720(8)       9,112                --
  Financial Officer
  and Treasurer

Larry L. Worden .............     2003   $    194,039   $     14,834             --            --         29,736(5)   $      5,657
  Vice President,                 2002        190,000         64,600             --            --             --             2,303
  General  Counsel and            2001        190,000        130,720             --            --          5,523             2,477
  Secretary

----------

(1) Bonus reported for each fiscal year, although earned in that year, were partially paid in September of the following fiscal year. Bonuses are reported for the year in which they were earned.

(2)  All options granted were options to purchase our common shares.

(3) Represents company matching contributions to officers' accounts pursuant to our 401(k) Plan.

(4) Mr. Robson's compensation is paid in Canadian dollars - amounts shown have been converted to U.S. dollars.

(5) Includes two option grants, one in August 2002, which was delayed from March 2002 due to a pending business combination subsequently terminated in July 2002, and the second in March 2003.

(6) For Mr. Ludlow, reflects a service award for 30 years of employment with us, and for Mr. Wells, reflects repatriation expense reimbursement for previous relocation from Singapore to Houston in 1999.

(7)  Mr. Fitzgerald joined the company in March 2001.

(8) 15,947 shares of restricted stock valued at $36.98, the closing price of our common stock on the New York Stock Exchange on March 9, 2001, the date of grant. On July 31, 2003, the restricted shares had a value of $156,600 based on the July 31, 2003, closing price of our common stock of $9.82 per share on the New York Stock Exchange. Of the restricted shares granted, one-third vested on March 9, 2002, one-third vested on March 9, 2003 and assuming that we then still employ Mr. Fitzgerald, the remaining one-third will vest on March 9, 2004. We do not currently pay dividends on our common stock; however, we would pay dividends on the restricted stock should our dividend policy change.

EQUITY COMPENSATION PLAN INFORMATION

         The following table presents data related to all of our equity compensation plans for both non-employee directors and key employees as of July 31, 2003, and provides information related to potential ownership dilution as of such date:

                      EQUITY COMPENSATION PLAN INFORMATION
                               AS OF JULY 31, 2003

                                                                                        NUMBER OF SECURITIES AVAILABLE FOR
                                     NUMBER OF SECURITIES       WEIGHTED-AVERAGE           FUTURE ISSUANCE UNDER EQUITY
                                      TO BE ISSUED UPON        EXERCISE PRICE OF          COMPENSATION PLANS (EXCLUDING
   EQUITY COMPENSATION PLAN              EXERCISE OF              OUTSTANDING          SECURITIES RESERVED FOR ISSUANCE IN
           CATEGORY                  OUTSTANDING OPTIONS            OPTIONS            CONNECTION WITH OUTSTANDING OPTIONS)
--------------------------------    ---------------------      -----------------       ------------------------------------

Stock option plans
approved by stockholders.......           2,443,471               $ 14.89                           1,455,893

Stock option plans
not approved by stockholders...           1,596,028               $ 15.87                                   0

Restricted stock plans
approved by stockholders.......               5,665                     0(1)                          294,335

Restricted stock plans
not approved by stockholders...              42,925                     0(1)                                0

----------

(1) Restricted stock vests upon completion of specified years of service. No cash payment is required from the recipient.


         Our existing stock option and restricted stock plans are described further in Notes to Consolidated Financial Statements included in our Form 10-K for the fiscal year ended July 31, 2003, which description is incorporated in this proxy statement by reference.

         The following table sets forth options we granted during the fiscal year ended July 31, 2003 to Messrs. Robson, Ludlow, Wells, Fitzgerald and
Worden:

                OPTION GRANTS IN FISCAL YEAR ENDED JULY 31, 2003

                                                        INDIVIDUAL GRANTS
                               ---------------------------------------------------------------
                                   NUMBER OF        PERCENT OF TOTAL
                                   SECURITIES       OPTIONS GRANTED     EXERCISE
                                   UNDERLYING       TO EMPLOYEES IN       PRICE     EXPIRATION    GRANT DATE
NAME OF OFFICER                OPTIONS GRANTED(1)     FISCAL YEAR       ($/SHARE)      DATE       VALUE $ (2)
-----------------------------  ------------------   ----------------    ---------   ----------    -----------

David B. Robson..............        94,662                3.5             10.96     8/6/2007       562,292
                                     79,100                3.0              7.95     3/3/2008       333,011
Stephen J. Ludlow............        36,271                1.4             10.96     8/6/2007       215,450
                                     24,700                0.9              7.95     3/3/2008       103,987
Timothy L. Wells.............        35,584                1.3             10.96     8/6/2007       211,369
                                     24,700                0.9              7.95     3/3/2008       103,987
Matthew D. Fitzgerald........        30,794                1.2             10.96     8/6/2007       182,916
                                     24,700                0.9              7.95     3/3/2008       103,987
Larry L. Worden..............        17,336                0.6             10.96     8/6/2007       102,976
                                     12,400                0.5              7.95     3/3/2008        52,204

----------

(1) Each option expires five years from the date of grant. Each grant is exercisable as follows: 25% of the options are immediately exercisable on the date of grant and an additional 25% becomes exercisable on each succeeding anniversary of the date of grant until all are exercisable on the third anniversary of the date of grant.

(2) Calculated using the Black-Scholes option valuation method assuming no dividends, a 3.3% risk-free interest rate, 69% expected volatility and a 4 year expected life for the $10.96 grant and a 2.6% risk free interest rate, 68% expected volatility and 4 year expected life for the $7.95 grant.

     The following table sets forth information with respect to Messrs. Robson's, Ludlow's, Wells', Fitzgerald's and Worden's options to purchase our shares that were exercised during the fiscal year ended July 31, 2003 or were unexercised at fiscal year end.

                   AGGREGATED OPTION EXERCISES IN FISCAL YEAR
                               ENDED JULY 31, 2003
                        AND FISCAL YEAR END OPTION VALUES

                                 OPTIONS EXERCISED                                              VALUE OF IN-THE-MONEY
                                       DURING               NUMBER OF UNEXERCISED OPTIONS        UNEXERCISED OPTIONS
                                    FISCAL YEAR              HELD AT FISCAL YEAR END(#)     HELD AT FISCAL YEAR END ($)(1)
                              -------------------------     -----------------------------   ------------------------------
                                 SHARES
                              ACQUIRED ON     VALUE
NAME                          EXERCISE(#)   REALIZED($)      EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
-------------------------     -----------   -----------     ------------   -------------    -----------   -------------
David B. Robson                 66,537         (5,136)        183,314         114,189        36,979         110,938
Stephen J. Ludlow                   --             --          87,543          39,550        11,547          34,642
Timothy L. Wells                    --             --          51,352          39,152        11,547          34,642
Matthew D. Fitzgerald               --             --          28,413          41,519        11,547          34,642
Larry L. Worden                     --             --          31,189          19,349         5,797          17,391

----------

(1) Based on the difference between the July 31, 2003, closing price of our common stock of $9.82 per share on the New York Stock Exchange and the exercise price.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None of the three members of the compensation committee - Messrs. Carroll, Gibbs or MacNeill - is or has been at any time an executive officer or employee of Veritas DGC or any of its subsidiaries nor has any of them had any relationship with Veritas DGC that would otherwise require disclosure.

         Mr. Robson, chairman and chief executive officer of Veritas DGC, was an ex officio non-voting member of the compensation committee until he resigned from the committee on September 25, 2002. Prior to his resignation, he was invited to and attended meetings of the compensation committee from time to time. At no time was he allowed to vote on any item that came before the committee, nor was he allowed to be present during the committee's discussions of his compensation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The compensation committee of the board of directors has furnished the following report on executive compensation for fiscal year 2003:

         We seek to relate a significant portion of potential total executive compensation to Veritas DGC's financial performance. Our executive compensation consists of three elements: (1) base compensation, (2) bonus awards and (3) stock-based benefits.

         Base Salary. We intend the base compensation for executive officers to afford a reasonable degree of financial security and flexibility to those individuals whom we regard as acceptably discharging the levels and types of responsibility implicit in the various executive positions. In setting base compensation we initially consider the compensation plans of executives in other companies, including companies in the oil services industry. We target base compensation at levels consistent with median levels for public companies of our relative size. We generally do not consider the compensation plans of executives in other seismic companies, because some of our principal competitors are subsidiaries of larger, more diversified oilfield service concerns, and compensation data is not publicly available for the comparable executive positions in those subsidiaries. Moreover, the few publicly held seismic operators have such disparate operating and financial characteristics and are of such dissimilar sizes, that the compensation committee has found little basis for reliable comparison. In setting the base compensation of our executive officers, we also consider the executive's salary history, level of responsibility, breadth of knowledge, past performance, credentials and experience with Veritas DGC, as well as his perceived future utility to Veritas DGC.

         We last increased the base compensation for certain executive officers, including Messrs Robson, Wells, Fitzgerald and Worden in March 2003. At that time, the compensation committee set the base compensation for Mr. David B. Robson, chairman and chief executive officer, at $450,000 per year. This salary was established by comparing the compensation of chief executive officers in a group of comparable companies.

         Mr. Robson has announced his intention to resign as chief executive officer as soon as the committee locates and the board of directors appoints a successor. At that time, it is anticipated that Mr. Robson will remain as chairman of the board until the next annual stockholders meeting, unless either he or the board elects otherwise. We have agreed that Mr. Robson will receive a fee of $250,000 for his service as chairman of the board after stepping down as chief executive officer. We anticipate that he will devote approximately half of his time to service as chairman and arrived at the fee based on that reduced number of hours.

         Bonus Awards. We require a minimum level of company financial performance before the executive officers earn any annual bonuses, and we award bonuses for achieving higher levels of performance directly tied to the level achieved. In fiscal 1998, we recommended and the board of directors adopted an incentive compensation program pursuant to which some 300 managerial personnel (including the named executive officers) became eligible to earn bonuses based upon two criteria: (1) Veritas DGC's actual results of operations as a percentage of those results anticipated in the annual budget approved by the board of directors at the beginning of the fiscal year; and (2) the attainment of individual performance goals assigned at the beginning of the year. Based on their achievement of performance objectives in fiscal year 2003, we awarded the following bonuses to the named executive officers (these bonuses were paid in two separate payments, one in March 2003 and the other in September 2003): Mr. Robson - $41,025; Mr. Ludlow - $20,246; Mr. Wells - $19,110; Mr. Fitzgerald - $18,463; and Mr. Worden - $14,834.

         Stock-based Benefits. We believe periodic grants of stock options to executive officers helps to align the executive's economic interests with those of stockholders and to provide a direct and continuing focus on the goal of increasing stockholder value. We consider such grants every year. We did not grant options in March 2002, as would have been our custom because of then ongoing merger discussions with Petroleum Geo-Services ASA. After those discussions ended in July 2002, we made the grants in August that we would have normally made in March. On August 6, 2002, options were granted to the following executive officers to purchase the specified number of shares for $10.96 per share, the fair market value of our shares at the date of the grant: Mr. Robson
- 94,662; Mr. Ludlow - 36,271; Mr. Wells - 35,584; Mr. Fitzgerald - 30,794 and
Mr. Worden - 17,336. On March 3, 2003, additional options were granted to the following executive officers to purchase the specified number of shares for $7.95 per share, the fair market value of our shares at the date of the grant:
Mr. Robson - 79,100; Mr. Ludlow - 24,700; Mr. Wells - 24,700; Mr. Fitzgerald - 24,700; and Mr. Worden - 12,400. Each option granted in August 2002 and March 2003 expires five years from the date of grant. Each grant is exercisable as follows: 25% of the options were immediately exercisable on the date of grant, and an additional 25% becomes exercisable on the anniversary of the grant in each succeeding year until all are exercisable on the third anniversary of the grant.

         Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the chief executive officer and four highest paid executives. Certain performance-based compensation and certain other compensation that has been approved by stockholders are not subject to the deduction limit. The deductibility of compensation paid to Veritas DGC's officers has not, to date, been limited by the application of Section 162(m). The compensation committee has and will continue to take into account the potential application of Section 162(m) on incentive compensation awards and other compensation decisions.

         The compensation committee of our board of directors believes that the compensation program for the executives of our company is comparable with the compensation programs provided by comparable companies and serves the best interests of our stockholders. The committee also believes that annual performance pay is appropriately linked to individual performance, annual financial performance of our company and stockholder value.


                                                COMPENSATION COMMITTEE
                                                Brian F. MacNeill, Chairman
                                                Loren K. Carroll
                                                James R. Gibbs

                         COMMON STOCK PERFORMANCE GRAPH

         The following graph illustrates the performance of our shares of common stock compared with the cumulative total return on (i) Standard & Poor's 500 Stock Index and (ii) an index of five peer companies we selected. The graph assumes that the value of the investment in our shares and each index was $100 at July 31, 1998. In all cases the cumulative total return assumes, as contemplated by the Securities and Exchange Commission rules, that any cash dividends were reinvested in that security. The peer group investment is weighted at the beginning of each period based on the market capitalization of each individual company within the group.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                       ASSUMES INITIAL INVESTMENT OF $100


                              (PERFORMANCE GRAPH)

                                                      July 31,
                            --------------------------------------------------------------
                              1998      1999       2000       2001       2002       2003
                            -------    -------    -------    -------    -------    -------
Veritas DGC Inc. .........  $100.00    $ 53.76    $ 64.66    $ 68.87    $ 37.05    $ 29.53
S & P 500 ................  $100.00    $120.20    $130.99    $112.22    $ 85.70    $ 94.83
Peer Group ...............  $100.00    $103.51    $120.31    $ 88.20    $ 68.43    $ 72.89


         The index of peer companies in the graph above consists of Compagnie Generale de Geophysique, Dawson Geophysical Company, Petroleum Geo-Services ASA, Schlumberger Limited, and Seitel, Inc. Western Atlas Inc. is included in the index of peer companies for 1998. Because Western Atlas became a wholly-owned subsidiary of Baker Hughes Incorporated, the index includes Baker Hughes for 1999 and 2000. Commencing with fiscal year 2001, Baker Hughes was removed from the index of peer companies since its seismic operations were merged with Schlumberger's seismic operations to form WesternGeco, which is already included in the peer group as a part of Schlumberger. In our prior year's Proxy Statement dated October 23, 2002, the group of peer companies did not include Compagnie Generale de Geophysique. The previous peer group, without Compagnie Generale de Geophysique, is not included in the graph above because the difference between the new peer group including Compagnie Generale de Geophysique and the previous peer group excluding it is not material.

         The graph above depicts the past performance of our shares and should not be used to predict future performance. We do not make or endorse any predictions as to future share performance. These price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 except to the extent that we specifically incorporate this graph by reference, and shall not otherwise be deemed filed under such acts.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of shares at October 13, 2003, by (i) each person we know to own beneficially more than 5% of the outstanding shares, (ii) all directors and director nominees, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors, director nominees and executive officers as a group.

                                                                AMOUNT AND NATURE OF
                                                                     BENEFICIAL
NAME AND ADDRESS (1)                                             OWNERSHIP (2), (3)    PERCENT OF CLASS (4)
-------------------------------------------------------------   --------------------   --------------------

Beneficial Owners of 5% or more:
    Barclays Global Investors, NA (5).....................            3,783,559                   --
    45 Fremont Street
    San Francisco, CA 94105

    Dimensional Fund Advisors Inc. (6)....................            1,857,400                   --
    1299 Ocean Avenue
    Santa Monica, CA 90401-1005

Named Executive Officers, Directors and Director Nominees:

    David B. Robson ......................................            1,541,664                   --
    Stephen J. Ludlow.....................................               98,892                    *
    Timothy L. Wells......................................               51,352                    *
    Matthew D. Fitzgerald.................................               48,522                    *
    Larry L. Worden.......................................               35,538                    *
    Loren K. Carroll......................................               12,500                    *
    Clayton P. Cormier....................................               29,554                    *
    James R. Gibbs........................................               28,500                    *
    Brian F. MacNeill.....................................               34,415                    *
    Jan Rask..............................................               22,750                    *

     ALL DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE
     OFFICERS AS A GROUP (11 persons).....................            1,928,064                   --

----------

*    Does not exceed one percent.

(1) The address of each person shown is c/o Veritas DGC Inc., 10300 Town Park Drive, Houston, Texas 77072, unless another address is listed.

(2) Except as specified otherwise, each person has sole voting and investment power with respect to the shares listed.

(3) Includes the following shares subject to options granted pursuant to a Veritas DGC option plan and exercisable within 60 days: Mr. Robson - 183,314 shares; Mr. Ludlow - 87,543 shares; Mr. Wells - 51,352 shares; Mr. Fitzgerald - 28,413; Mr. Worden - 31,189 shares; Mr. Carroll - 2,500; Mr. Cormier - 27,550 shares; Mr. Gibbs - 27,500 shares; Mr. MacNeill - 31,250 shares; Mr. Rask - 22,750 shares; and all directors, director nominees and executive officers as a group - 506,239 shares.

(4) Percentages are calculated based on total of all outstanding shares as of October 13, 2003, which includes the Veritas Energy Services exchangeable shares and the Veritas Energy Services class A exchangeable shares series 1.

(5) Based solely on information furnished in Schedule 13G filed with the Securities and Exchange Commission by such person on August 11, 2003. Includes 2,769,784 shares with sole voting and investment power.

(6) Based solely on information furnished in Schedule 13F filed with the Securities and Exchange Commission by such person on August 8, 2003. Includes 1,857,400 shares with sole voting and investment power, 147,460 shares with shares voting power and 1,75,866 shares with sole investment power.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On August 21 2002, we acquired Hampson-Russell Software Services Ltd., a Canadian provider of software tools and consulting services related to reservoir interpretation. Under the terms of the agreement, we acquired substantially all of the assets of Hampson-Russell in exchange for a cash payment of $9,250,000, transfer of 589,623 shares of Veritas common stock ($12.30 per share), and Hampson-Russell's right to receive a percentage of the revenues generated by the purchased assets over the five years following the closing of the transaction, provided that certain financial targets are obtained. David B. Robson, our chairman and chief executive officer beneficially owns and controls Vada Industries Ltd., which was a 25% shareholder of Hampson-Russell at the time of the acquisition. The purchase price was determined at arm's length and was approved by our board of directors without Mr. Robson's presence or participation. We believe that the price paid was no less favorable to us than would have been obtained from a wholly unrelated party.

         Our Canadian subsidiary, Veritas Energy Services Inc., provides certain services to Vada Industries Ltd., an Alberta corporation which David B. Robson, our chairman and chief executive officer, beneficially owns and controls. Veritas Energy Services provides to Vada certain payroll services and allows Vada's three employees, including Mr. Robson's two sons, to participate in the same group health, dental and life insurance programs we maintain for our Canadian employees. Vada pays Veritas Energy Services on a monthly basis for costs incurred on Vada's behalf. For the year ended July 31, 2003, the reimbursement by Vada of costs incurred by Veritas Energy Services amounted to approximately $278,000. In addition, Veritas Energy Services provides Vada with two offices and certain office services in Calgary. Vada pays Veritas Energy Services a monthly payment approximately equal to Veritas Energy Services' cost. For the fiscal year ended July 31, 2003, Vada paid Veritas Energy Services approximately $15,000 for such offices and office services.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission. We believe, based upon a review of the forms and amendments furnished to us, that each of our officers and directors and greater than 10% stockholders met all applicable filing requirements for fiscal year ended July 31, 2003.

                             INDEPENDENT ACCOUNTANTS

         PricewaterhouseCoopers LLP, independent accountants, have served as the independent accountants of Veritas DGC since November 1996. No action will be taken at the meeting with respect to the continued engagement of PricewaterhouseCoopers LLP, but we expect that PricewaterhouseCoopers LLP will continue to provide audit services to us. Representatives of that firm plan to attend the annual meeting and will be available to respond to appropriate questions. Its representatives will also have an opportunity to make a statement at the meeting if they so desire.

AUDIT FEES

         The aggregate fees billed for professional services rendered for the audit of our consolidated financial statements, statutory audits in foreign jurisdictions, issuance of consents and the reviews of financial statements included in the company's Forms 10-Q for the fiscal years ended July 31, 2003 and 2002 was $455,000 and $390,000, respectively. Our audit committee pre-approved all fees for professional services for the audit of our audited financial statements for the year ended July 31, 2003.

AUDIT RELATED FEES

         The aggregate fees billed for audit related services (audits of our employee benefit plans, accounting consultations and due diligence related to mergers and acquisitions) for the fiscal years ended July 31, 2003 and 2002 was $70,000 and $490,000, respectively. Our audit committee pre-approved all fees for audited related services incurred during the year ended July 31, 2003.

TAX FEES

         The aggregate fees billed for income tax and tax related services for the fiscal years ended July 31, 2003 and 2002 was $225,000 and $655,000, respectively. Our audit committee pre-approved all fees for tax and tax related services incurred during the year ended July 31, 2003.

FINANCIAL INFORMATION SYSTEM DESIGN AND IMPLEMENTATION FEES

         PricewaterhouseCoopers LLP performed no services related to financial information system design and implementation during the fiscal years ended July 31, 2003 or 2002, and billed no fees for such services.

ALL OTHER FEES

         The aggregate fees billed by PricewaterhouseCoopers LLP during the fiscal years ended July 31, 2003 and 2002 for other services totaled $2,000 and $102,000, respectively. Our audit committee pre-approved all fees for such other fees incurred during the year ended July 31, 2003.

                   AVAILABILITY OF ANNUAL REPORT AND FORM 10-K

         We have mailed our annual report to stockholders covering the fiscal year ended July 31, 2003 to each stockholder entitled to vote at the annual meeting.

         WE WILL PROVIDE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 31, 2003 WITHOUT CHARGE TO ANY STOCKHOLDER MAKING WRITTEN REQUEST TO LARRY L. WORDEN, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, 10300 TOWN PARK DRIVE, HOUSTON, TEXAS 77072.

                 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

PROPOSALS FOR 2004 ANNUAL MEETING

         Pursuant to rules promulgated by the Securities and Exchange Commission, any proposals of stockholders of our company intended to be presented at our 2004 annual meeting of stockholders and included in our proxy statement and form of proxy relating to that meeting, must be received at our principal executive offices, 10300 Town Park Drive, Houston, Texas 77072
Attention: Secretary, no later than __________, 2004. Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act.

         In addition to the Securities and Exchange Commission rules described in the preceding paragraph, our bylaws provide that for business to be properly brought before any annual meeting of shareholders, it must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of our board of directors, (ii) otherwise brought before the meeting by or at the direction of our board of directors, or (iii) otherwise properly brought before the meeting by a stockholder of our company who is a shareholder of record at the time of giving of the required notice described below, who shall be entitled to vote at such meeting and who complies with the following notice procedures. For business to be brought before an annual meeting by a stockholder of our company, the shareholder must have given timely notice in writing of the business to be brought before such annual meeting to the Secretary of the Company. TO BE TIMELY FOR THE 2004 ANNUAL MEETING, A STOCKHOLDER'S NOTICE MUST BE DELIVERED TO OR MAILED AND RECEIVED AT OUR PRINCIPAL EXECUTIVE OFFICES, 10300 TOWN PARK DRIVE, HOUSTON, TEXAS 77072, ON OR AFTER AUGUST 4, 2004 BUT NOT LATER THAN SEPTEMBER 2, 2004. A stockholder's notice to the Secretary of our company must set forth (a) as to any business that the stockholder proposes to bring before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and a representation that the stockholder will appear in person or by proxy at the meeting to present the proposal; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address, as they appear on our books, of such stockholder, and (ii) the class and number of shares of capital stock of our company which are beneficially owned by the stockholder.

NOMINATIONS FOR 2004 ANNUAL MEETING AND FOR ANY SPECIAL MEETINGS

         Pursuant to our bylaws, only persons who are nominated in accordance with the following procedures are eligible for election as directors. Nominations of persons for election to our board of directors may be made at a meeting of stockholders only (a) by or at the direction of our board of directors or (b) by any stockholder of our company who is a stockholder of record at the time of giving of the required notice described below, who is entitled to vote for the election of directors at the meeting, and who complies with the following notice procedures. All nominations, other than those made by or at the direction of our board of directors, must be made pursuant to timely notice in writing to the Secretary of the Company. TO BE TIMELY, A STOCKHOLDER'S NOTICE MUST BE DELIVERED TO OR MAILED AND RECEIVED AT OUR PRINCIPAL EXECUTIVE OFFICES, 10300 TOWN PARK DRIVE, HOUSTON, TEXAS 77072, (i) WITH RESPECT TO AN ELECTION TO BE HELD AT THE 2004 ANNUAL MEETING ON OR AFTER AUGUST 4, 2004 BUT NOT LATER THAN SEPTEMBER 2, 2004, AND
(II) WITH RESPECT TO ANY ELECTION TO BE HELD AT A SPECIAL MEETING OF STOCKHOLDERS, NO EARLIER THAN THE NINETIETH DAY PRIOR TO SUCH SPECIAL MEETING AND NOT LATER THAN THE CLOSE OF BUSINESS ON THE LATER OF THE SEVENTIETH DAY PRIOR TO SUCH SPECIAL MEETING OR THE TENTH DAY FOLLOWING THE DAY ON WHICH PUBLIC ANNOUNCEMENT IS FIRST MADE OF THE DATE OF THE SPECIAL MEETING OR OF THE NOMINEES PROPOSED BY OUR BOARD OF DIRECTORS TO BE ELECTED AT SUCH MEETING. A stockholder's notice to the Secretary of our company must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address, as they appear on our books, of such stockholder, and (ii) the class and number of shares of capital stock of our company which are beneficially owned by the stockholder.

                                 (VERITAS LOGO)

                                VERITAS DGC INC.

                             AUDIT COMMITTEE CHARTER

              (Including All Amendments Through September 23, 2003)

1.       PURPOSE

1.1 The Audit Committee is appointed by the Board of Directors of the Company (the "Board") to assist the Board in fulfilling its oversight responsibilities.

1.2      The Committee's general purposes are to:

         A. Assist the Board with its oversight of (i) the reliability and integrity of the Company's financial statements; (ii) the Company's compliance with legal and regulatory requirements; (iii) the qualifications and independence of the external independent auditors ("Independent Auditors"); and (iv) the performance of the Company's internal audit function and Independent Auditors; and

         B. Prepare the report that SEC rules require be included in the Company's annual proxy statement.

2.       MEMBERSHIP

2.1 The Committee will be comprised of not less than three members of the Board. Audit Committee members and the Audit Committee chairman will be designated by the full Board upon the recommendation of the Nominating and Corporate Governance Committee and will serve at the pleasure of the Board.




                                    ANNEX A

2.2 All members of the Audit Committee will be financially literate, as such qualification is interpreted by the Board in its business judgment, and have a familiarity with basic finance and accounting practices. At least one member of the Committee will have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment and will be a financial expert as defined in Section 407(a) of the Sarbanes-Oxley Act of 2002 and rules issued thereunder.

2.3 Each member of the Audit Committee will be independent, meaning that no such member will have any relationship that may interfere with the exercise of his or her independence from management and the Company. No director will be eligible to be a member of the Audit Committee unless the Board will have first made an affirmative determination that such director has no material relationship with the Company (either directly or indirectly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, the following restrictions will apply to each Committee member:

         A. Employees. A director who is an employee (including non-employee executive officers) of the Company or any of its Affiliates may not serve on the Audit Committee until five years following the termination of his or her employment. In the event the employment relationship is with a former parent or predecessor of the Company, the director may serve on the Audit Committee after five years following the termination of the relationship between the Company and the former parent or predecessor.

         "Affiliate" includes a subsidiary, sibling company, predecessor, parent company, or former parent company.

         B. Independent Auditors. A director who is, or in the past five years has been, affiliated with or employed by a present or former auditor of the Company or of an Affiliate may not serve on the Audit Committee until five years after the end of either the affiliation or the auditing relationship.

         C. Business Relationship. A director (i) who is a partner, controlling shareholder, or executive officer of an organization that has a business relationship with the Company, or (ii) who has a direct business relationship with the Company (e.g., a consultant) may serve on the Audit Committee only if the Company's Board determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment. In making a determination regarding the independence of a director pursuant to this paragraph, the Board will consider, among other things, the materiality of the relationship to the Company, to the director, and, if applicable, to the organization with which the director is affiliated.

         "Business relationships" can include commercial, industrial, banking, consulting, legal, accounting and other relationships. A director can have this relationship directly with the Company, or the director can be a partner, officer or employee of an organization that has such a relationship. The director may serve on the Audit Committee without the above-referenced Board determination after three years following the termination of, as applicable, either (1) the relationship between the organization with which the director is affiliated and the Company, (2) the relationship between the director and his or her partnership status, shareholder interest or executive officer position, or (3) the direct business relationship between the director and the Company.

         "Officer" will have the meaning specified in Rule 16a-l(f) under the Securities Exchange Act of 1934 or any successor rule.

         D. Cross Compensation Committee Link. A director may not serve on the Audit Committee if he or she is or has been, within the past five years, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs that director.

         E. Immediate Family. A director may not serve on the Audit Committee if he or she is an Immediate Family member of an individual who would be disqualified from serving as a member of the Audit Committee under paragraphs (a) through (d) above.

         "Immediate Family" includes a person's spouse, parents, children, siblings, mothers-in-law and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares such person's home.

         F. Payment of Fees. The Company will not pay to any member of the Audit Committee any consulting, advisory or other compensatory fees, other than fees paid to such member in his or her capacity as a member of the Audit Committee, the Board or any other Board committee.

3.       COMMITTEE MEETINGS

3.1 The Audit Committee will hold regular meetings at least once each fiscal quarter.

3.2 In addition to regular meetings, the Audit Committee will hold such special meetings as the Chairman of the Audit Committee may call. The Chairman will call a special meeting if requested to do so by the Company's senior internal auditor or the Independent Auditors.

3.3      A quorum of the Audit Committee will consist of at least two members.

4.       INDEPENDENT AUDITORS AND INTERNAL AUDITORS

4.1 The Audit Committee has the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the Independent Auditors.

4.2      The Audit Committee will:

         A. Require the Independent Auditors to submit to it on a periodic basis, not less than annually, a formal written statement delineating all relationships between the Independent Auditors and the Company;

         B. Actively engage in a dialogue with the Independent Auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the Independent Auditors and recommend that the Board take appropriate action in response to the Independent Auditors' report to satisfy itself of the Independent Auditors' independence;

         C. Review the performance of the Independent Auditors and internal auditors and make recommendations to the Board regarding the appointment or termination of the Independent Auditors and internal auditors;

         D. Obtain and review, at least annually, a report by the Independent Auditors describing: the firm's internal quality-control procedures; and any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

         E. Confer with the Independent Auditors concerning the scope of their examinations of the books and records of the Company and its subsidiaries;

         F. Review and approve the Independent Auditors' annual engagement letter and approve the Independent Auditors fees for the audit services;

         G. Review and approve the Company's internal audit plans and reports, annual audit plans and budgets;

         H. Direct the special attention of the internal auditors and the Independent Auditors to specific matters or areas deemed by the Committee, the internal auditors or the Independent Auditors to be of special significance;

         I. Review with the Independent Auditors any audit problems or difficulties with management's response;

         J. Authorize the internal auditors or the Independent Auditors to perform such supplemental reviews or audits as the Committee may deem appropriate;

         K. Review and approve in advance the range and cost of any non-audit services performed by the Independent Auditors; provided, however, that in no event will the Independent Auditors be allowed to perform any services which are prohibited by Section 10A of the Securities Exchange Act of 1934, 15 U.S.C. Section 78j-1; and

         L. Set clear hiring policies for employees or former employees of the Independent Auditors.

5.       INTERNAL CONTROLS

5.1      The Audit Committee will:

         A. Review with management, the Independent Auditors and internal auditors significant risks and exposures, audit activities and significant audit findings;

         B. Through the internal audit process and the Independent Auditors, review the adequacy of the Company's systems of internal control; and,

         C. Obtain from the Independent Auditors and internal auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and review corrective actions taken with regard to controls deemed to be deficient.

6        FINANCIAL STATEMENTS AND DISCLOSURE

6.1      The Audit Committee will:

         A. Discuss the annual audited financial statements and quarterly financial statements with management and the Independent Auditors, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," before such statements are filed with the SEC and provided to shareholders; and

         B. Discuss earnings press releases before such information is released.

7        OTHER

7.1      The Audit Committee will:

         A. Establish or oversee the establishment of procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

         B. Engage and obtain advice and assistance from independent counsel and other advisors, as the Audit Committee deems necessary to carry out its duties;

         C. Conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities and retain independent counsel, accountants, or others to assist it in the conduct of any such investigation;

         D. Obtain sufficient funds from the Company for payment of compensation to (i) the Independent Auditors; and (ii) any independent advisors employed by the Audit Committee;

         E. Report regularly to the Board and provide an independent, direct communication between the Board, internal auditors and Independent Auditors;

         F. Maintain minutes or other records of meetings and activities of the Audit Committee;

         G. Discuss policies with respect to assessment and management of financial risk;

         H. Consider such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Audit Committee may, in its discretion, determine to be appropriate; and

         I. Meet separately at least once each quarter with the director of internal audit or his or her equivalent or the managing partner of the accounting firm retained by the Audit Committee to conduct internal audits, the Independent Auditors, and management to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

8        ANNUAL REVIEWS

8.1 The Audit Committee will review and reassess the adequacy of the Audit Committee Charter at least annually and make appropriate recommendations to the Board.

8.2 At least annually, the Audit Committee will evaluate its performance over the previous year.

                  VERITAS DGC INC. EMPLOYEE SHARE PURCHASE PLAN

                                TABLE OF CONTENTS

                                                                           SECTION
                                                                           -------

ARTICLE I - PURPOSE, SHARE COMMITMENT AND INTENT

         Purpose...............................................................1.1
         Share Commitment......................................................1.2
         Intent................................................................1.3
         Shareholder Approval..................................................1.4

ARTICLE II - DEFINITIONS

         Affiliate.............................................................2.1
         Authorized Leave of Absence...........................................2.2
         Base Pay..............................................................2.3
         Beneficiary...........................................................2.4
         Board.................................................................2.5
         Code..................................................................2.6
         Committee.............................................................2.7
         Company...............................................................2.8
         Disability............................................................2.9
         Employee.............................................................2.10
         Employer.............................................................2.11
         Exercise Date........................................................2.12
         Fair Market Value....................................................2.13
         Fiscal Quarter.......................................................2.14
         Five Percent Owner...................................................2.15
         Grant Date...........................................................2.16
         Offering Period......................................................2.17
         Option...............................................................2.18
         Option Price.........................................................2.19
         Participant..........................................................2.20
         Plan.................................................................2.21
         Retirement...........................................................2.22
         Shares...............................................................2.23
         Trading Day..........................................................2.24

ARTICLE III - ELIGIBILITY

         General Requirements..................................................3.1
         Limitations Upon Participation........................................3.2

ARTICLE IV - PARTICIPATION

         Grant of Option.......................................................4.1
         Payroll Deduction.....................................................4.2
         Payroll Deductions Continuing.........................................4.3

         Right to Stop Payroll Deductions......................................4.4
         Accounting for Funds..................................................4.5
         Employer's Use of Funds...............................................4.6

ARTICLE V - IN SERVICE WITHDRAWAL, TERMINATION OR DEATH

         In Service Withdrawal.................................................5.1
         Termination of Employment for any Reason Other Than Death,
           Retirement or Disability............................................5.2
         Termination of Employment due to Retirement, Death or Disability......5.3

ARTICLE VI - EXERCISE OF OPTION

         Purchase of Shares....................................................6.1
         Accounting for Shares.................................................6.2
         Issuance of Shares....................................................6.3

ARTICLE VII - ADMINISTRATION

         Powers................................................................7.1
         Quorum and Majority Action............................................7.2
         Standard of Judicial Review of Committee Actions......................7.3

ARTICLE VIII - ADOPTION OF PLAN BY OTHER EMPLOYERS

         Adoption Procedure....................................................8.1
         No Joint Venture Implied..............................................8.2

ARTICLE IX - TERMINATION AND AMENDMENT OF THE PLAN

         Termination...........................................................9.1
         Amendment.............................................................9.2

ARTICLE X - MISCELLANEOUS

         Designation of Beneficiary...........................................10.1
         Plan Not An Employment Contract......................................10.2
         All Participants' Rights Are Equal...................................10.3
         Options Are Not Transferable.........................................10.4
         Voting of Shares.....................................................10.5
         No Rights of Shareholder.............................................10.6
         Governmental Regulations.............................................10.7
         Notices..............................................................10.8
         Indemnification of Committee.........................................10.9
         Tax Withholding.....................................................10.10
         Gender and Number...................................................10.11
         Severability........................................................10.12
         Persons Based Outside of the United States..........................10.13
         Governing Law; Parties to Legal Actions.............................10.14

                                    ARTICLE I

                      PURPOSE, SHARE COMMITMENT AND INTENT

         1.1 PURPOSE. The purpose of the Plan is to provide Employees of the Company and its Affiliates that adopt the Plan an opportunity to purchase Shares through periodic offerings of options to purchase Shares at a discount and thus develop a stronger incentive to work for the continued success of the Company and its Affiliates.

         1.2 SHARE COMMITMENT. The aggregate number of Shares authorized to be sold pursuant to Options granted under the Plan is 2,000,000, subject to adjustment as provided in this Section. In computing the number of Shares available for grant, any Shares relating to Options which are granted, but which subsequently lapse, are cancelled or are otherwise not exercised by the final date for exercise, shall be available for future grants of Options.

         In the event of any stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, or the like, as a result of which shares shall be issued in respect of the outstanding Shares, or the Shares shall be changed into the same or a different number of the same or another class of stock, the total number of Shares authorized to be committed to the Plan, the number of Shares subject to each outstanding Option, the Option Price applicable to each Option, and/or the consideration to be received upon exercise of each Option shall be appropriately adjusted by the Committee. In addition, the Committee shall, in its sole discretion, have authority to provide for (a) acceleration of the Exercise Date of outstanding Options or (b) the conversion of outstanding Options into cash or other property to be received in certain of the transactions specified in this paragraph above upon the completion of the transaction.

         1.3 INTENT. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under section 423 of the Code. Therefore, the provisions of the Plan are to be construed to govern participation in a manner consistent with the requirements of section 423 of the Code.

         1.4 SHAREHOLDER APPROVAL. To be effective, the Plan must be approved by the shareholders of the Company within 12 months after the Plan is adopted. The approval of shareholders must comply with all applicable provisions of the corporate charter, bylaws and applicable laws of the jurisdiction prescribing the method and degree of shareholder approval required for the issuance of corporate stock or options.

                                   ARTICLE II

                                   DEFINITIONS

         The words and phrases defined in this Article shall have the meaning set out in these definitions throughout the Plan, unless the context in which any word or phrase appears reasonably requires a broader, narrower, or different meaning.

         2.1 "AFFILIATE" means any parent corporation and any subsidiary corporation. The term "parent corporation" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the action or transaction, each of the corporations (other than the Company) owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. The term "subsidiary corporation" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

         2.2 "AUTHORIZED LEAVE OF ABSENCE" means a bona fide leave of absence from service with the Company or an Affiliate if the period of the leave does not exceed 90 days, or, if longer, so long as the individual's right to reemployment with the Company or an Affiliate is guaranteed either by statute or contract.

         2.3 "BASE PAY" means regular straight-time earnings or base salary, excluding payments for overtime, shift differentials, incentive compensation, bonuses, and other special payments, fees, allowances or extraordinary compensation.

         2.4 "BENEFICIARY" means the person who is entitled to receive amounts under the Plan upon the death of a Participant.

         2.5 "BOARD" means the board of directors of the Company.

         2.6 "CODE" means the United States Internal Revenue Code of 1986, as amended from time to time.

         2.7 "COMMITTEE" a committee of at least two persons, who are members of the Compensation Committee of the Board and are appointed by the Compensation Committee of the Board, or, to the extent it chooses to operate as the Committee, the Compensation Committee of the Board.

         2.8 "COMPANY" means Veritas DGC Inc., a Delaware corporation, or any successor (by merger or otherwise).

         2.9 "DISABILITY" means a permanent and total disability as defined in section 22(e)(3) of the Code.

         2.10 "EMPLOYEE" means any person who is a common-law employee of the Company or any Affiliate.

         2.11 "EMPLOYER" means the Company and all Affiliates that have adopted the Plan.

         2.12 "EXERCISE DATE" means the last day of each Offering Period, which is the day that all Options that eligible Employees have elected to exercise are to be exercised.

         2.13 "FAIR MARKET VALUE" of one Share means the last reported sale price for the Share on the principal exchange on which the Share is traded on the business day for which the Fair Market Value is being determined (or, if the Share was not traded on such date, on the immediately preceding date on which the Share was so traded).

         2.14 "FISCAL QUARTER" means the three consecutive month period beginning on each November 1, February 1, May 1 and August 1.

         2.15 "FIVE PERCENT OWNER" means an owner of five percent or more of the total combined voting power of all classes of stock of the Company or any Affiliate. An individual is considered to own any stock that is owned directly or indirectly by or for his brothers and sisters (whether by whole or half-blood), spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust is considered as owned proportionately by or for its shareholders, partners, or beneficiaries. An individual is considered to own stock that he may purchase under outstanding options. The determination of the percentage of the total combined voting power of all classes of stock of the Company or any Affiliate that is owned by an individual is made by comparing the voting power or value of the shares owned (or treated as owned) by the individual to the aggregate voting power of all shares actually issued and outstanding immediately after the grant of the option to the individual. The aggregate voting power or value of all shares actually issued and outstanding immediately after the grant of the option does not include the voting power or value of treasury shares or shares authorized for issue under outstanding options held by the individual or any other person.

         2.16 "GRANT DATE" means the first day of each Offering Period, which is the day the Committee grants all eligible Employees an Option under the Plan.

         2.17 "OFFERING PERIOD" means the period beginning on the Grant Date and ending on the Exercise Date. The Offering Period shall commence on the first day of each Fiscal Quarter and shall end on the last Trading Day on or before the last day of each Fiscal Quarter, unless the Committee specifies another Offering Period (which may not exceed 27 months).

         2.18 "OPTION" means an option granted under the Plan to purchase Shares at the Option Price on the Exercise Date.

         2.19 "OPTION PRICE" means the price to be paid for each Share upon exercise of an Option, which shall be 85 percent of the lesser of (a) the Fair Market Value of a Share on the Grant Date or (b) the Fair Market Value of a Share on the Exercise Date.

         2.20 "PARTICIPANT" means a person who is eligible to be granted an Option under the Plan and who elects to have payroll deductions withheld under the Plan for the purpose of exercising that Option on the Exercise Date.

         2.21 "PLAN" means the Veritas DGC Inc. Employee Share Purchase Plan, as set out in this document and as it may be amended from time to time.

         2.22 "RETIREMENT" means the occurrence of the Participant's voluntary termination of employment with the Company and all Affiliates after he has attained the age of 62 and completed ten years of employment with the Company and/or any Affiliate, including any predecessor thereto.

         2.23 "SHARES" means the common stock of the Company, $.01 par value per share, or, in the event that the outstanding ordinary shares are later changed into or exchanged for a different class of shares or securities of the Company or another corporation, that other share or security. Shares, when issued, may be represented by a certificate or by book or electronic entry.

         2.24 "TRADING DAY" means a day on which the principal securities exchange on which the Shares are listed is open for trading.

                                   ARTICLE III

                                   ELIGIBILITY

         3.1 GENERAL REQUIREMENTS. Subject to Section 3.2, each Employee of each Employer is eligible to participate in the Plan for a given Offering Period if, prior to the Grant Date, he has completed six months of continuous employment for the Company and/or its Affiliates, he is in the employ of an Employer on the Grant Date and he completes a subscription form authorizing payroll deductions and files it with the Employer's benefit office prior to the Grant Date. Participation in the Plan is voluntary.

         3.2 LIMITATIONS UPON PARTICIPATION. No Employee shall be granted an Option to the extent that the Option would:

                  (a) cause the Employee to be a Five Percent Owner immediately after the grant;

                  (b) permit the Employee to purchase Shares under all employee stock purchase plans, as defined in section 423 of the Code, of the Company and all Affiliates at a rate which exceeds $25,000 in Fair Market Value of the Shares (determined at the time the Option is granted) for each calendar year in which the option granted to the Employee is outstanding at any time as provided in sections 423 and 424 of the Code; or

                  (c) permit the Employee to purchase Shares in excess of the number of Shares determined under Section 4.1.

In addition, no Option shall be granted to an Employee who resides in a country whose laws make participation in the Plan impractical.



                                     III-1

                                   ARTICLE IV

                                  PARTICIPATION

         4.1 GRANT OF OPTION. Effective as of the Grant Date of each Offering Period, the Committee shall grant an Option to each Participant which shall be exercisable on the Exercise Date only through funds accumulated by the Employee through payroll deductions made during the Offering Period. The Option shall be for that number of whole and fractional Shares that may be purchased by the amount in the Participant's payroll deduction account on the Exercise Date at the Option Price. If so determined by the Committee and announced to Employees prior to an Offering Period, the Committee may establish a maximum number of Shares that may be purchased by an Employee during the Offering Period.

         4.2 PAYROLL DEDUCTION. For an Employee to participate during a given Offering Period, he must complete a payroll deduction form and file it with his Employer prior to the beginning of the Offering Period and in accordance with procedures established by the Committee. The payroll deduction form shall permit a Participant to elect to have withheld from his Base Pay a specified portion of his Base Pay during the Offering Period in accordance with procedures established by the Committee. Payroll deductions shall continue through the last pay date prior to the Exercise Date. A Participant may not make additional payments to his Plan account.

         4.3 PAYROLL DEDUCTIONS CONTINUING. A Participant's payroll deduction election shall remain in effect for all ensuing Offering Periods until changed by him by filing an appropriate amended payroll deduction form prior to the commencement of the Offering Period for which it is to be effective in accordance with procedures established by the Committee.

         Notwithstanding the foregoing, if a Participant takes a withdrawal from the Veritas DGC Inc. Profit Sharing Plan for reasons of a financial hardship, such Participant shall be deemed to have elected to discontinue payroll deductions under the Plan for a period of six months following the withdrawal and until the Participant files a new payroll deduction form under this Plan. A Participant's subsequent election to have amounts withheld under this Plan following such six-month period shall not be effective until the commencement of the next Offering Period.

         4.4 RIGHT TO STOP PAYROLL DEDUCTIONS. A Participant shall have the right to discontinue payroll deductions by filing a subscription cancellation form with the Company. The payroll deduction cancellation shall become effective with the first full payroll period following the Company's receipt of the subscription cancellation agreement in accordance with procedures established by the Committee. With the exception of a complete discontinuance of payroll deductions, a Participant may not change his participation rate during an Offering Period.

         4.5 ACCOUNTING FOR FUNDS. As of each payroll deduction period, the Employer shall cause to be credited to the Participant's payroll deduction account in a ledger established for that purpose the funds withheld from and attributable to the Employee's cash compensation for that period. No interest shall be credited to the Participant's payroll deduction account at any time. The obligation of the Employer to the Participant for this account shall be a general corporate obligation and shall not be funded through a trust nor secured by any assets which would cause the Participant to be other than a general creditor of the Employer.

         4.6 EMPLOYER'S USE OF FUNDS. All payroll deductions received or held by an Employer may be used by the Employer for any corporate purpose, and the Employer shall not be obligated to segregate such payroll deductions.

                                    ARTICLE V

                   IN SERVICE WITHDRAWAL, TERMINATION OR DEATH

         5.1 IN SERVICE WITHDRAWAL. A Participant may, at any time on or before 15 days prior to the Exercise Date, or such other date as shall be selected by the Committee from time to time, elect to withdraw all of the funds then credited to his Plan account by giving notice in accordance with the rules established by the Committee. The amount elected to be withdrawn by the Participant shall be paid to him as soon as administratively feasible. Any election by a Participant to withdraw his cash balance under the Plan terminates his right to exercise his Option on the Exercise Date and his entitlement to elect any further payroll deductions for the then-current Offering Period. If the Participant wishes to participate in any future Offering Period, he must file a new payroll deduction election within the time frame required by the Committee for participation for that Offering Period.

         5.2 TERMINATION OF EMPLOYMENT FOR ANY REASON OTHER THAN DEATH; OR RETIREMENT OR DISABILITY WHICH OCCURS MORE THAN THREE MONTHS PRIOR TO THE EXERCISE DATE. If a Participant's employment with the Company and all Affiliates is terminated for any reason other than death prior to the Exercise Date, or if the Participant's employment with the Company and all Affiliates is terminated more than three months prior to the Exercise Date as a result of Retirement of Disability, the Option granted to the Participant for that Offering Period shall lapse. If a Participant is on an Authorized Leave of Absence, for purposes of the Plan, the Participant's employment with the Company and all Affiliates shall be deemed to be terminated on the later of the 91st day of such leave or the date through which the Participant's employment is guaranteed either by statute or contract. The Participant's funds then credited to his Plan Account shall be returned to him as soon as administratively feasible.

         5.3 TERMINATION OF EMPLOYMENT DUE TO DEATH. If a Participant's employment with the Company and all Affiliates is terminated due to death, the Participant's Beneficiary (or such other person as may be entitled to amounts credited to the Participant's account under Section 10.1) will have the right to elect, either to:

                  (a) withdraw all of the funds then credited to his Plan account as of his termination date; or

                  (b) exercise the Option for the maximum number of whole and fractional Shares that can be purchased at the Option Price on the last day of the Offering Period (in which the Participant's termination of employment with the Company and all Affiliates occurs).

         The Participant's Beneficiary (or such other person as may be entitled to amounts credited to the Participant's account under Section 10.1) must make such election by giving written notice to the Committee in accordance with procedures established by the Committee. In the event the Beneficiary (or such other person as may be entitled to amounts credited to the Participant's account under Section 10.1) elects to withdraw the funds, any accumulated funds credited to the Participant's Plan account as of the date of his termination of employment with the Company and all Affiliates will be delivered as soon as administratively practicable thereafter.

         5.4 TERMINATION OF EMPLOYMENT DUE TO RETIREMENT OR DISABILITY WITHIN THREE MONTHS PRIOR TO THE EXERCISE DATE. If a Participant's employment with the Company and all Affiliates is terminated, within three months prior to the Exercise Date, due to Retirement or Disability, the Participant (or the Participant's personal representative or legal guardian in the event of Disability) will have the right to elect either to:

                  (a) withdraw all of the funds then credited to his Plan account as of his termination date; or

                  (b) exercise the Option for the maximum number of whole and fractional Shares that can be purchased at the Option Price on the last day of the Offering Period (in which the Participant's termination of employment with the Company and all Affiliates occurs).

         The Participant (or, if applicable, such other person designated in the first paragraph of this Section 5.4) must make such election by giving written notice to the Committee in accordance with procedures established by the Committee. Any accumulated funds credited to the Participant's Plan account as of the date of his termination of employment with the Company and all Affiliates will be delivered to or on behalf of the Participant as soon as administratively practicable thereafter.

         5.5 AUTHORIZED LEAVE OF ABSENCE. If a Participant begins an Authorized Leave of Absence during an Offering Period, then he shall have the right to elect either of the options described in Section 5.3 (substituting references to termination date with references to the date his leave of absence begins). However, if the individual is deemed to have incurred a termination of employment under Section 5.2, at that time the provisions of Section 5.2 rather than this Section 5.5 shall apply to the individual.

                                   ARTICLE VI

                               EXERCISE OF OPTION

         6.1 PURCHASE OF SHARES. Subject to Section 3.2, on the Exercise Date of each Offering Period, each Participant's payroll deduction account shall be used to purchase the maximum number of whole and fractional Shares that can be purchased at the Option Price for that Offering Period. Any funds remaining in a Participant's payroll deduction account after the exercise of his Option for the Offering Period shall be returned to him as soon as administratively feasible. If in any Offering Period the total number of Shares to be purchased by all Participants exceeds the number of Shares committed to the Plan, then each Participant shall be entitled to purchase only his pro rata portion of the Shares remaining available under the Plan based on the balances in each Participant's payroll deduction account as of the Exercise Date. After the purchase of all Shares available on the Exercise Date, all Options granted for the Offering Period to the extent not used are terminated because no Option shall remain exercisable after one calendar quarter from the date of Grant.

         6.2 ACCOUNTING FOR SHARES. After the Exercise Date of each Offering Period, a report shall be given to each Participant stating the amount of his payroll deduction account, the number of Shares purchased and the Option Price.

         6.3 ISSUANCE OF SHARES. As soon as administratively feasible after the end of the Offering Period, the Committee shall advise the appropriate officer of the Company that the terms of the Plan have been complied with and that it is appropriate for the officer to cause to be issued the Shares upon which Options have been exercised under the Plan. The Committee may determine in its discretion the manner of delivery of the Shares purchased under the Plan, which may be by electronic account entry into new or existing accounts, delivery of Shares certificates or any other means as the Committee, in its discretion, deems appropriate. The Committee may, in its discretion, hold the Shares certificate for any Shares or cause it to be legended in order to comply with the securities laws of the applicable jurisdiction, or should the Shares be represented by book or electronic account entry rather than a certificate, the Committee may take such steps to restrict transfer of the Shares as the Committee considers necessary or advisable to comply with applicable law.

                                   ARTICLE VII

                                 ADMINISTRATION


         7.1 POWERS. The Committee has the exclusive responsibility for the general administration of the Plan, and has all powers necessary to accomplish that purpose, including but not limited to the following rights, powers, and authorities:

                  (a) to make rules for administering the Plan so long as they are not inconsistent with the terms of the Plan;

                  (b) to construe all provisions of the Plan;

                  (c) to correct any defect, supply any omission, or reconcile any inconsistency which may appear in the Plan;

                  (d) to select, employ, and compensate at any time any consultants, accountants, attorneys, and other agents the Committee believes necessary or advisable for the proper administration of the Plan;

                  (e) to determine all questions relating to eligibility, Fair Market Value, Option Price and all other matters relating to benefits or Participants' entitlement to benefits;

                  (f) to determine all controversies relating to the administration of the Plan, including but not limited to any differences of opinion arising between an Employer and a Participant, and any questions it believes advisable for the proper administration of the Plan; and

                  (g) to delegate any clerical or recordation duties of the Committee as the Committee believes is advisable to properly administer the Plan.

         7.2 QUORUM AND MAJORITY ACTION. A majority of the Committee constitutes a quorum for the transaction of business. The vote of a majority of the members present at any meeting shall decide any question brought before that meeting. In addition, the Committee may decide any question by a vote, taken without a meeting, of a majority of its members via telephone, computer, fax or any other media of communication.

         7.3 STANDARD OF JUDICIAL REVIEW OF COMMITTEE ACTIONS. The Committee has full and absolute discretion in the exercise of each and every aspect of its authority under the Plan. Notwithstanding anything to the contrary, any action taken, or ruling or decision made by the Committee in the exercise of any of its powers and authorities under the Plan shall be final and conclusive as to all parties other than the Company, including without limitation all Participants and their beneficiaries, regardless of whether the Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. No final action, ruling, or decision of the Committee shall be subject to de novo review in any judicial proceeding; and no final action, ruling, or decision of the Committee


                                      VII-1
may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.




                                      VII-2

                                  ARTICLE VIII

                       ADOPTION OF PLAN BY OTHER EMPLOYERS

         8.1 ADOPTION PROCEDURE. With the approval of the Committee, any Affiliate may adopt the Plan for all or any classification of its Employees by depositing with the Sponsor:

                  (a) a duly executed adoption agreement setting forth agreement to be bound as an Employer by all the terms, provisions, conditions and limitations of the Plan except those, if any, specifically set forth in the adoption agreement;

                  (b) all other information required by the Sponsor; and

                  (c) the written consent of the Sponsor to the adoption of the Plan.

         8.2 NO JOINT VENTURE IMPLIED. The document which evidences the adoption of the Plan by an Affiliate shall become a part of the Plan. However, neither the adoption of the Plan by an Affiliate nor any act performed by it in relation to the Plan shall create a joint venture or partnership relation between it and the Company or any other Affiliate.



                                     VIII-1

                                   ARTICLE IX

                      TERMINATION AND AMENDMENT OF THE PLAN

         9.1 TERMINATION. The Company may, by action of the Committee, terminate the Plan at any time and for any reason. The Plan shall automatically terminate upon the purchase by Participants of all Shares committed to the Plan, unless the number of Shares committed to the Plan is increased by the Committee or the Board and approved by the shareholders of the Company. Upon termination of the Plan, as soon as administratively feasible there shall be refunded to each Participant the remaining funds in his payroll deduction account, and there shall be forwarded to the Participants certificates for all Shares held under the Plan for the account of Participants. The termination of the Plan shall not affect the current Options already outstanding under the Plan to the extent there are Shares committed, unless the Participants agree.

         9.2 AMENDMENT. The Committee has the right to modify, alter or amend the Plan at any time and from time to time to any extent that it deems advisable, including, without limiting the generality of the foregoing, any amendment to the Plan deemed necessary to ensure compliance with section 423 of the Code. The Committee may suspend the operation of the Plan for any period as it may deem advisable. However, no amendment or suspension shall operate to reduce any amounts previously allocated to a Participant's payroll deduction account, to reduce a Participant's rights with respect to Shares previously purchased and held on his behalf under the Plan nor to affect the current Option a Participant already has outstanding under the Plan without the Participant's agreement. Any amendment changing the aggregate number of Shares to be committed to the Plan, the class of employees eligible to receive Options under the Plan or the description of the group of corporations eligible to adopt the Plan must have shareholder approval as set forth in Section 1.4.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 DESIGNATION OF BENEFICIARY.

                  (a) A Participant may file a written designation of a Beneficiary who is to receive any cash and Shares credited to the Participant's account under the Plan. If a Participant is married and the designated Beneficiary is not the Participant's spouse, written spousal consent shall be required for the designation to be effective.

                  (b) A Participant may change his designation of a Beneficiary at any time by written notice. If a Participant dies when he has not validly designated a Beneficiary under the Plan, the Company shall deliver such Shares and cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

         10.2 PLAN NOT AN EMPLOYMENT CONTRACT. The adoption and maintenance of the Plan is not a contract between any Employer and its Employees which gives any Employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of any Employer to discharge any Employee at any time or to interfere with the Employee's right to terminate his employment at any time.

         10.3 ALL PARTICIPANTS' RIGHTS ARE EQUAL. All Participants will have the same rights and privileges under the Plan as required by section 423 of the Code and Department of Treasury Regulation section 1.423-2(f).

         10.4 OPTIONS ARE NOT TRANSFERABLE. No Option granted a Participant under the Plan is transferable by the Participant otherwise than by will or the laws of descent and distribution, and must be exercisable, during his lifetime, only by him. In the event any Participant attempts to violate the terms of this Section, any Option held by the Participant shall be terminated by the Company and, upon return to the Participant of the remaining funds in his payroll deduction account, all of his rights under the Plan will terminate.

         10.5 VOTING OF SHARES. Shares held under the Plan for the account of each Participant shall be voted by the holder of record of those Shares in accordance with the Participant's instructions.

         10.6 NO RIGHTS OF SHAREHOLDER. No eligible Employee or Participant shall by reason of participation in the Plan have any rights of a shareholder of the Company until he acquires Shares as provided in the Plan.

         10.7 GOVERNMENTAL REGULATIONS. The obligation to sell or deliver the Shares under the Plan is subject to the approval of all governmental authorities required in connection with the authorization, purchase, issuance or sale of the Shares.

         10.8 NOTICES. All notices and other communication in connection with the Plan shall be in the form specified by the Committee and shall be deemed to have been duly given when sent to the Participant at his last known address or to his designated personal representative or beneficiary, or to the Employer or its designated representative, as the case may be.

         10.9 INDEMNIFICATION OF COMMITTEE. In addition to all other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted under the Plan, and against all amounts paid in settlement (provided the settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding, except in relation to matters as to which it is adjudged in the action, suit or proceeding, that the Committee member is liable for gross negligence or willful misconduct in the performance of his duties.

         10.10 TAX WITHHOLDING. At the time a Participant's Option is exercised or at the time a Participant disposes of some or all of the Shares purchased under the Plan, the Participant must make adequate provision for the Employer's federal, state or other tax withholding obligations, if any, which arise upon the exercise of the Option or the disposition of the Shares. At any time, the Employer may, but shall not be obligated to, withhold from the Participant's compensation the amount necessary for the Employer to meet applicable withholding obligations.

         10.11 GENDER AND NUMBER. If the context requires it, words of one gender when used in the Plan shall include the other genders, and words used in the singular or plural shall include the other.

         10.12 SEVERABILITY. Each provision of the Plan may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

         10.13 PERSONS BASED OUTSIDE OF THE UNITED STATES. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have Employees, the Committee, in its sole discretion, shall have the power and authority to:

                  (a) determine which Affiliates shall be covered by the Plan;

                  (b) determine which persons employed outside the United States are eligible to participate in the Plan;

                  (c) modify the terms and conditions of any Option granted to persons who are employed outside the United States to comply with applicable foreign laws;

                  (d) establish subplans and modify exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this
         Section 10.13 by the Committee shall be attached to the Plan document as Appendices; and

                  (e) take any action, before or after an Option is granted, that it deems advisable to obtain or comply with any necessary local government regulatory exemptions or approvals.

         Notwithstanding the above, the Committee may not take any actions hereunder, and no Options shall be granted, that would violate section 423 of the Code, any securities law or governing statute or any other applicable law. Any income derived under the Plan shall not be treated as a part of an Employee's regular compensation or salary for purposes of computing statutorily mandated severance benefits or other statutorily mandated benefits in foreign jurisdictions.

         10.14 GOVERNING LAW; PARTIES TO LEGAL ACTIONS. The provisions of the Plan shall be construed, administered, and governed under the laws of the State of Texas and, to the extent applicable, by the securities, tax, employment and other laws of the United States.

                                      VERITAS DGC INC.
                   PROXY SOLICITATION BY THE BOARD OF DIRECTORS FOR ANNUAL
                    MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 2, 2003

      PROXY            THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                       The undersigned hereby appoints David B. Robson, Stephen
       FOR         J. Ludlow, Timothy L. Wells, Matthew D. Fitzgerald, Vincent
                   M. Thielen and Larry L. Worden, or any of them, attorneys
                   and proxies, with power of substitution and revocation, to
      ANNUAL       vote, as designated on the reverse side, all shares of stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present,
     MEETING       at the Annual Meeting (including all adjournments thereof)
                   of Stockholders of Veritas DGC Inc. to be held on Tuesday,
                   December 2, 2003 at 10:00 a.m., Houston Time, at the offices
       OF          of the Company, 10300 Town Park Drive, Houston, Texas 77072.

                       1.  [ ] FOR all nominees (except as specified hereon):
   STOCKHOLDERS                Loren K. Carroll, Clayton P. Cormier, James R.
                               Gibbs, Stephen J. Ludlow, Brian F. MacNeill,
                               Jan Rask and David B. Robson.
   DECEMBER 2,
                           [ ] WITHHOLD authority to vote for all nominees
                               listed above.
      2003
                         INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN
                   INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE
                   PROVIDED BELOW.


                   ------------------------------------------------------------

                       2. Approval of an amendment to Restated Certificate of Incorporation.

                           [ ] FOR            [ ] AGAINST           [ ] ABSTAIN

                       3.  Approval of an amendment and restatement of the 1997
                           Employee Stock Purchase Plan.

                           [ ] FOR            [ ] AGAINST           [ ] ABSTAIN

         (THIS PROXY CONTINUES AND MUST BE SIGNED ON THE REVERSE SIDE)

             4.  Consent to the stock option exchange program.

                     [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

             5. As such proxies may determine in their discretion upon such other business (including procedural and other matters relating to the conduct of the meeting) that may properly come before the meeting and any adjournment thereof.

             THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN
             ITEM 1, FOR APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION LISTED IN ITEM 2, FOR APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN LISTED IN
             ITEM 3 AND FOR CONSENT TO THE STOCK OPTION EXCHANGE PROGRAM LISTED IN ITEM 4.

                                  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

                                  Dated this ________ day of _____________, 2003


                                  ______________________________________________


                                  ______________________________________________
                                              Signature(s) of Stockholders

                                  (Sign exactly as name(s) appear on your stock certificate. If shares are held jointly each holder should sign. If signing for estate, trust or corporation, title or capacity should be stated.)

   PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED BUSINESS ENVELOPE.